EXHIBIT 10.2

CONFIDENTIAL

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS

DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED

WITH THE COMMISSION]

LICENSE AGREEMENT BETWEEN ALCIS-CA AND

BIOZONE LABORATORIES, INC. DATED AUGUST 17, 2005

LICENSE & MANUFACTURING AGREEMENT

This LICENSE AND MANUFACTURING AGREEMENT (the “Agreement”), dated as of August 17, 2005 (the “Effective Date”), is made by and between ALCiS Health, Inc., a California corporation having its principal office at 560 S. Winchester Blvd., Fifth Floor, San Jose, California 95128 (“ALCiS”), and BioZone Laboratories, Inc., a California corporation, and its Affiliates and assigns, having its principal office at 580 Garcia Ave, Pittsburg, California 94565 (individually and collectively “BioZone”). ALCiS and BioZone are each sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, BioZone is currently developing Inflacin Technology and QuSome Technology, and owns patents covering such Technologies;

WHEREAS, ALCiS is engaged in the development and marketing of body therapy products, including products for the treatment of pain; and

WHEREAS, ALCiS desires to obtain from BioZone, and BioZone desires to grant to ALCiS, the worldwide, exclusive rights in the Territory to the Licensed Products under the Patents and other Technology for the commercialization of Licensed Products (each as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, ALCiS and BioZone, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1.

1.1 “Action or Proceeding” shall mean any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority or other Person.

1.2 “Affiliate” means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified, but only for so long as the relationship exists. For the purposes of this definition, control shall mean the direct or indirect ownership of (i) in the case of corporate entities, securities authorized to cast at least fifty percent (50%) of the votes in any election for directors, (ii) in the case of non-corporate entities, at least fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (iii) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction outside of the United States) of the equity having the power to vote in the election of directors or to direct the management and policies of another entity. Notwithstanding the foregoing, the term “Affiliate” shall not include subsidiaries in which a Person or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restriction is no longer in effect.

1.3 “ALCiS Inventions” has the meaning set forth in Section 10.1(b).

1.4 “Applicable Laws” shall mean all laws (including common law), treaties, statutes, ordinances, rules, regulations, Orders, permits, directives, plans, codes, interpretations, notice and demand letters, prohibitions, obligations, schedules, timetables, standards, conditions and requirements of any Governmental or Regulatory Authority, as may be in effect from time to time, that relate to the Licensed Products or the Licensed Intellectual Property.

1.5 “BioZone Improvements” means any and all Patent rights or Technology Controlled by BioZone arising after the Effective Date that claim an improvement, enhancement, invention or modification relating to a BioZone Technology.

1.6 “BioZone Intellectual Property” means the BioZone Technology, BioZone Trademarks, BioZone Improvements and BioZone Licensed Patents.

1.7 “BioZone Licensed Patents” means the Patent rights Controlled by BioZone as of the Effective Date necessary to make, have made, use, sell offer for sale or import Licensed Products recited in Schedule 1.16 and the foreign counterparts thereof, and any Patent rights included in the BioZone Improvements.

1.8 “BioZone Product Registration Data” means (i) all regulatory files relating thereto, including, but not limited to, any licenses (to the extent transferable), and minutes of meetings and telephone conferences with the FDA, validation data, preclinical and clinical studies and tests related to the Product including original data, case report forms, study files relating to the aforementioned studies and tests, and all audit reports of clinical studies, plus all investigational new drug applications and amendments, annual reports and safety reports associated therewith, drug master files, as well as any foreign equivalents of any of the foregoing, which are in BioZone’s or its Affiliates’ possession or control, and all correspondence with the FDA regarding the marketing status of the BioZone Technology or Licensed Products; and (ii) all records maintained under current Good Manufacturing Practices (“GMPs”) or other record keeping or reporting requirements of the FDA, the Environmental Protection Agency, the Occupational Safety and Health Administration or any other United States or foreign regulatory authorities, including, but not limited to, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any comments on such reports), all other correspondence and communications with regulatory agencies in connection with the Product (including any advertising and promotion documents and 2253 forms), adverse event files, complaint files, manufacturing records; as well as any foreign equivalents of any of the foregoing which are in BioZone’s or its Affiliates’ possession or Control.

1.9 “BioZone Technology” means any and all Technology Controlled by BioZone as of the Effective Date and any Technology included in the BioZone Improvements.

1.10 “BioZone Third Party Consent(s)” has the meaning set forth in Section 6.2(c).

1.11 “BioZone Trademarks” means the trademarks set forth on Schedule 1.11, including all applications, renewals, registrations and common law rights therefor, together with all documentation associated therewith, including any prior right agreements or consent letters pertaining thereto, and any distinctive trade dress, logos and service marks owned by BioZone and used solely in connection with the Product, each as set forth on Schedule 1.11.

1.12 “Breach Notice” has the meaning set forth in Section 9.2.

1.13 “Breaching Party” has the meaning set forth in Section 9.2.

1.14 “Business Day” means any day, except Saturday and Sunday and holidays, on which commercial banking institutions in California are open for business. Any other reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.15 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used by that Party consistent with prevailing industry standards for a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of Regulatory Approval, the commercial value of the product and other relevant factors.

1.16 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information hereunder, except to the extent disclosed pursuant to Section 7.5 herein. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality known to the Receiving Party), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were subsequently lawfully disclosed to the Receiving Party by a Third Party who, to the Knowledge of the Receiving Party, had no obligation to the Disclosing Party not to disclose such information to others;

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the Disclosing Party and the Receiving Party has documentary evidence to that effect; or

(f) is approved for release by the Disclosing Party in writing.

1.17 “Control,” “Controls,” “Controller” or “Controlled” means with respect to Technology and/or patent rights, the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.

1.18 “Disclosing Party” has the meaning set forth in Section 1.8.

1.19 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.20 “Final Regulatory Approval” means Regulatory Approval, if so required, that allows for the immediate marketing and sale of a Licensed Product.

1.21 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence.

1.22 “GAAP” means accounting principles generally acceptable in the United States.

1.23 “Governmental or Regulatory Authority” means (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, cities, municipalities, provinces and parishes), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, and (d) any court, tribunal, department, board, bureau, arbitrator, authority, quasi-governmental authority, agency, commission, official or other instrumentality of any of the foregoing.

1.24 “IND” means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, pursuant to 21 C.F.R. Section 312.3 as amended, and the regulations promulgated thereunder, or the equivalent thereto as specified in any succeeding legislation, and all supplements and amendments that may be filed with respect to the foregoing.

1.25 “Indemnitee” has the meaning set forth in Section 8.3(a).

1.26 “Indemnitor” has the meaning set forth in Section 8.3(a).

1.27 “Independent Sublicensees” has the meaning set forth in Section 9.4.

1.28 “Infringement Notice” has the meaning set forth in Section 10.7(a).

1.29 “Knowledge” shall mean, with respect to any Party, that which the management personnel (or individuals performing similar functions) of such Party or other individuals with primary or supervisory responsibility for or daily involvement with the business of such Party knows or should reasonably be expected to know.

1.30 “Licensed Products” means, individually and collectively, the product(s) identified on Schedule 1.30, attached hereto.

1.31 “Lien or Other Encumbrance” shall mean, with respect to any asset, any mortgage, lien, pledge, security interest, claim, charge, option, right of first refusal or other encumbrance, restriction or limitation of any kind in respect of such asset.

1.32 “Losses” has the meaning set forth in Section 8.1.

1.33 “Marketing Partner” means a Third Party with a reasonable marketing presence in any country that is competent and reputable in the industry of sales and distribution of related products in such country.

1.34 “NDA” means a New Drug Application pursuant to 21 U.S.C. Section 505(b)(1) or Section 505(b)(2), or supplement thereto, submitted to the FDA or any successor application or procedure, if so required, for Regulatory Approval to commence sale of any Licensed Product.

1.35 “NDA Acceptance” means the written notification by the FDA that the NDA has met all the criteria for filing acceptance pursuant to 21 C.F.R. Section 314.101.

1.36 “Net Sales” means the gross amounts invoiced by ALCiS, any of its Affiliates and/or any of its sublicensees on account of sales of Licensed Products to Third Parties (including without limitation Third Party distributors and wholesalers), less the total of the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

(a) Trade, cash and/or quantity discounts actually allowed or accrued which are not already reflected in the amount invoiced;

(b) Excise, sales and other consumption taxes and custom duties to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority;

(c) Freight, insurance and other transportation charges to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

(d) Amounts repaid, credited or accrued by reason of returns, rejections, defects or recalls or because of chargebacks, retroactive price reductions, refunds or billing errors;

(e) Payments and rebates directly related to the sale of Licensed Products accrued, paid or deducted in a manner consistent with GAAP, pursuant to agreements (including, but not limited to, managed care agreements) with Third Parties or any Governmental or Regulatory Authority; and

(f) Any other similar and customary deductions taken in accordance with GAAP consistently applied.

No deductions shall be made for commissions paid to any Person who is regularly employed by ALCiS on its payroll. In the case of any sales under which the sale includes Licensed Products and other products, such Net Sales shall be reasonably pro-rated to adjust for such sales mix. Use of Licensed Products for promotional, sampling or compassionate use purposes or for use in clinical trials contemplated under this Agreement shall not be considered in determining Net Sales, except to the extent Licensed Products are sold in relation to those activities. In the case of any sale of a Licensed Product between the Parties and their respective Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party.

1.37 “Non-Breaching Party” has the meaning set forth in Section 9.2.

1.38 “Order” shall mean any writ, judgment, decree, injunction, ruling or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

1.39 “Patents” means patents and patent applications and any and all extensions, renewals, continuations, continuations-in-part, divisions, reissues, re-examination certificates or foreign counterparts of any of the foregoing.

1.40 “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.41 “Prepaid Royalties” means Royalties paid in advance of, or in excess of, those due as a percentage of Net Sales. Prepaid Royalties may be used to offset any obligations above any minimum payment obligations until such Prepaid Royalties are exhausted.

1.42 “Prosecution” means the preparation, filing, prosecution, issuance and maintenance (including, without limitation, interference, opposition and similar third party proceedings before the relevant patent office) of any patent applications and patents in BioZone Licensed Patents.

1.43 “Receiving Party” has the meaning set forth in Section 1.8.

1.44 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Licensed Product in a regulatory jurisdiction.

1.45 “Regulatory Authority” means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval in any country in the Territory.

1.46 “Royalties” has the meaning set forth in Section 5.1.

1.47 “Royalty Term” has the meaning set forth in Section 5.2.

1.48 “Serious Adverse Drug Experience” means any of an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. Section 312.32 or 21 C.F.R. Section 314.80 or relevant foreign regulation within the Territory.

1.49 “Technology” means any and all information and materials, including but not limited to, any and all compounds, equipment, specifications, designs, formulae, methods, techniques, processes, procedures, inventions, know-how, data and information, documentation and other technology, whether or not patentable or protectible as a trade secret, that is necessary to make, use, develop, market or sell the Licensed Product.

1.50 “Term” has the meaning set forth in Section 9.1.

1.51 “Territory” means worldwide.

1.52 “Third Party(ies)” means any Person other than BioZone, ALCiS and their respective Affiliates.

1.53 “Third Party Claim” has the meaning set forth in Section 8.1.

1.54 “Valid Claim” means a claim of an issued and unexpired patent, or a claim of a pending patent application or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the sale of a Licensed Product; provided, however, that if a claim of a pending patent application shall not have issued within five (5) years after the filing date from which such claim takes priority such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim shall issue.

1.55 “Withholding Taxes” has the meaning set forth in Section 5.4.

ARTICLE 2

LICENSES AND EXCLUSIVITY

2.1 License Grant. Subject to Section 2.5 and 2.6 herein, BioZone hereby grants to ALCiS a royalty-bearing, exclusive (even as to BioZone and its Affiliates) right (or non-exclusive right, as the case may be, per Schedule 1.30) and license, with the right to grant sublicenses (subject to Section 2.2) under the BioZone Intellectual Property and BioZone Product Registration Data to develop, make, have made, manufacture, market, use, sell, offer for sale and import the Licensed Product (as more specifically identified in Schedule 1.30) in the Territory.

Notwithstanding the foregoing, this Agreement does not grant ALCiS any right to make or have made the Licensed Product except as provided herein, nor does it grant BioZone any rights whatsoever to any ALCiS product, including the Licensed Product. ALCiS shall also have the nonexclusive right to use BioZone Trademarks listed in Schedule 1.11; BioZone shall have the right to approve all uses by ALCiS of such BioZone Trademarks, including review of any marketing materials, packaging or advertising incorporating BioZone Trademarks.

2.2 Use of Affiliates, Sublicensees and Subcontractors. The licenses granted under this Agreement include the right of ALCiS to grant sublicenses to its Affiliates and other third parties. ALCiS shall give BioZone advance written notice of any sublicenses and a reasonable opportunity to comment on such sublicenses and ALCiS shall takes into consideration BioZone’s reasonable comments with respect thereto. BioZone shall have the right to disapprove any sublicensee in its reasonable discretion, but shall not disapprove any sublicensee without a legitimate business purpose. ALCiS acknowledges that the grant of a sublicense shall not relieve ALCiS from its obligations under this Agreement, and each sublicensee shall be bound by all of the terms and conditions of this Agreement applicable to ALCiS. ALCiS shall be responsible for the compliance of its Affiliates and sublicensees with this Agreement. ALCiS shall provide BioZone with a copy of each such sublicense agreement within thirty (30) days of its execution, provided that ALCiS may redact elements of same that do not relate to ALCiS’ obligations to BioZone hereunder, including, but not limited to, financial terms.

2.3 Exclusivity. During the Term, neither BioZone nor its Affiliates shall, either itself or with a Third Party, (a) develop, attempt to develop, actively investigate, commercialize or sell a Licensed Product or any other topical pain relief product which incorporates the Technology, or (b) submit or reopen an IND for the Licensed Product, except that BioZone may do any of the foregoing in order to fulfill its obligations under this Agreement.

Notwithstanding (a) above, without limiting ALCiS’ worldwide rights to sell the Licensed Products, BioZone shall have the right to (i) develop or commercialize, by itself or with Third Parties, any products using the Technology which are neither exclusively Licensed Products nor topical pain relief products, (ii) also sell any products similar in general product category to the exclusively Licensed Products (but only under formulations and scents dissimilar to ALCiS’ Licensed Products) under its own brand in countries under which ALCiS no longer pays royalties, under Section 5.2 below, and (iii) also sell any products similar in general product category to the exclusively Licensed Products (but only under formulations and scents dissimilar to ALCiS’ Licensed Products) under its own brand in countries outside of the United States of America after December 31, 2007, unless ALCiS has either sold Licensed Products in such country or has a marketing plan for selling in such country, in which case such country shall be deemed unavailable to BioZone for such sales. In the event that BioZone wishes to engage in such sales (i) BioZone shall only do so after ALCiS written consent, which shall not be unreasonably withheld and (ii) BioZone shall pay ALCiS a royalty of **** Percent (****%) of monthly Net Sales in such approved country or countries.

2.4 No Implied Licenses. Only the licenses expressly granted herein shall be of legal force and effect. No license rights shall be created hereunder by implication, estoppel or otherwise. Furthermore, nothing herein shall be construed as granting any license whatsoever to BioZone under any Intellectual Property owned or licensed by ALCiS.

2.5 Retained Rights. Subject to the restrictions set forth herein, BioZone retains the right to use and/or license others to use the BioZone Intellectual Property for every purpose except for those uses specifically licensed to ALCiS.

2.6 Current Contracts. BioZone is currently in contract with certain companies identified in Schedule 2.6. Such contracts will be terminated as soon as allowable under the contract, to fully provide ALCiS with its exclusive rights.

****	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

ARTICLE 3

DEVELOPMENT, COMMERCIALIZATION AND SUPPLY

3.1 Development of Licensed Product. ALCiS may, at ALCiS’ option, and at its sole cost and expense, advance the development of any Licensed Product, including, without limitation, the conduct of clinical trials (and the supply of clinical product therefor) and the preparation and submission of the NDA in order to obtain Regulatory Approval. BioZone shall cooperate in such efforts should ALCiS elect to proceed with such development.

3.2 Regulatory Matters; BioZone Assistance. All Regulatory Approvals with respect to the Licensed Product in the Territory shall be in ALCiS’ or ALCiS’ designee’s name. ALCiS shall have exclusive control over, and authority and responsibility for, the regulatory strategies relating to the development and commercialization of the Licensed Product in the Territory, including, without limitation: (a) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval for the Licensed Product; and (b) all regulatory actions, communications and meetings with any Regulatory Authority with respect to the Licensed Product. Upon the request of ALCiS, BioZone shall provide to ALCiS on a timely basis such information in its possession relating to the Licensed Product as may be required for regulatory activities related to the commercialization of the Licensed Product, and otherwise provide reasonable assistance to ALCiS in complying with all regulatory obligations in the Territory, including without limitation, safety updates, amendments, annual reports, pharmacovigilance filings, investigator notifications, manufacturing facility inspections and certifications and product approvals. ALCiS shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities in the Territory with respect to the Licensed Product and, after Regulatory Approval has been obtained, the Licensed Product. BioZone shall cooperate with ALCiS to provide all reasonable assistance and take all actions reasonably requested by ALCiS that are necessary to comply with any law applicable to any Licensed Product, including, but not limited to, reporting of adverse drug experience reports (and serious adverse drug experiences) to Regulatory Authorities in the Territory.

3.3 Adverse Event Reporting.

(a) Each Party shall, and shall require its respective Affiliates to:

(i) to the extent permissible under time constraints and reporting requirements, provide to the other Party in advance of initial or periodic submission to Regulatory Authorities any and all adverse event reports and Serious Adverse Drug Experience reports from clinical trials and commercial experiences with the Licensed Product;

(ii) provide such adverse event reports and Serious Adverse Drug Experience reports relating to the Licensed Product to the other Party contemporaneously with the provision of such reports to the applicable Regulatory Authority; and

(iii) adhere to all requirements of applicable laws, rules and regulations which relate to the reporting and investigation of adverse events and Serious Adverse Drug Experiences and keep the other Party informed of such events.

3.4 Manufacturing Agreement. BioZone shall have the right of first refusal to manufacture the Licensed Products, including but not limited to those listed in Schedule 3.4. At such time as BioZone is unable to deliver such Licensed Products or pricing, such right of first refusal shall terminate. Manufacturing shall be performed according to industry standards, including FDA cGMP compliance standards. BioZone shall have a reasonable period to cure any failure to perform at such manufacturing standards. Any newly developed products using the BioZone Technology shall be manufactured at BioZone’ s commercially reasonable manufacturing costs, as documented by BioZone, which costs shall include reasonable profit margins.

In the event BioZone no longer manufactures the Licensed Products, BioZone retains the exclusive right to supply its patented materials for use in the Licensed Products so long as BioZone is capable of supplying such materials with reasonable pricing and delivery terms.

(a) Prices set forth in Schedule 3.4 shall at all times be priced at “most favored nation” pricing, i.e. at no time during this Agreement shall ALCiS prices be higher than those provided to other customers purchasing products of similar quantity and cost of goods (consisting of direct labor and materials costs only). At either party’s request, BioZone shall adjust the prices stated above once per quarter by the greater of (i) any increase or decrease of 5% or more in BioZone’s total raw material costs (but only to the extent necessary to reflect such actual increases or decreases in such raw materials costs), and (ii) on an annual basis in proportion to any increase or decrease in the Consumer Price Index, calculated on the U.S. city average in the category of nonprescription drugs and medical supplies. BioZone and ALCiS shall in good faith negotiate to increase or decrease the prices. BioZone shall make available to ALCiS for review, at any time a price increase is requested by BioZone, (A) invoices for raw materials used in the manufacture of the Licensed Products, (B) copies of checks in payment of such invoices, (C) invoices for any fees or commissions which relate in any way to the manufacture of the Licensed Products; and (D) checks in payment of such fees and commissions. The Parties agree that the exchange of information described in this Section is intended to facilitate the good faith negotiation of pricing and pricing adjustment issues.

(b) All orders for Licensed Products submitted by ALCiS shall be initiated by written purchase orders sent to BioZone and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally if a confirming written purchase order is received by BioZone within five (5) days after said oral order. ALCiS shall submit purchase orders to BioZone at least sixty (60) days prior to requested delivery date. BioZone shall accept all reasonable purchase orders. BioZone shall use its reasonable best efforts to deliver Products at the times specified in ALCiS’ purchase orders.

(c) Payment for the Licensed Products (including any freight, taxes or other applicable costs initially paid by BioZone but to be borne by ALCiS) shall be 50% at the time of order, with the balance due 2%/10 days, net thirty (30) days, provided that ALCiS can show capability to pay the balance on terms. Alcis’ credit limit shall be limited to $100,000 outstanding at any time. In the event that Alcis cannot show capability to pay the balance on terms, the balance shall be due and payable at time of shipment.

(d) ALCiS shall inspect all Licensed Products promptly upon receipt thereof and may reject any Licensed Product that fails in any material way to meet the Licensed Product specifications. Any Licensed Product not properly rejected within sixty (60) days after receipt of that Licensed Product by Alcis (“Rejection Period”) shall be deemed accepted. To reject a Licensed Product, ALCiS shall, within the Rejection Period, notify BioZone in writing or by fax of its rejection and request a Material Return Authorization (“MRA”) number. BioZone shall use its best efforts to provide the MRA number in writing or by fax to ALCiS within thirty (30) days after receipt of the request. Within ten (10) days after receipt of the MRA number, ALCiS shall return to BioZone the rejected Licensed Product, freight prepaid, in its original shipping carton with the MRA number displayed on the outside of the carton. Provided that BioZone has complied with its obligations in this subsection, BioZone reserves the right to refuse to accept any rejected Licensed Product that do not bear an MRA number on the outside of the carton. As promptly as possible but no later than ten (10) working days after receipt by BioZone of properly rejected Licensed Product, BioZone shall, at its option and expense, either repair or replace the Licensed Product. BioZone shall pay and/or refund all shipping charges for properly rejected Licensed Product; otherwise, ALCiS shall be responsible for the shipping charges.

(e) BioZone shall not manufacture any products for other customers containing Inflacin for topical analgesic pain relief applications. It is further expressly agreed by BioZone that ALCiS will or would suffer irreparable injury if BioZone were to compete in violation of this Agreement, and that ALCiS would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction and BioZone consents and stipulates to the entry of such injunctive relief in such a court prohibiting BioZone from competing with in the areas set forth above in violation of this Agreement.

3.5 Escrow of Technology

(a) Prior to September 30, 2005, the parties shall enter into a Three-Party Escrow Service Agreement (“Escrow Agreement”) in a form substantially similar to that attached as Schedule 3.5, or as otherwise agreed. The Escrow Agent and Escrow Agreement shall be subject to the reasonable satisfaction of the parties. BioZone utilizes certain proprietary Technology, formulas and manufacturing processes in the manufacture of some or all of the Licensed Product, including but not limited to Technologies identified in Schedule 1.16. The availability of BioZone’s Technology is essential to ALCiS in the conduct of its business and, therefore, the parties agree that ALCiS shall be permitted access to BioZone’s Technology and proprietary information under certain circumstances. Unless as otherwise permitted by this Agreement, ALCiS’ access to BioZone’s Technology and the production formulas and manufacturing processes utilized in the manufacture of the Products shall be governed by the terms and conditions of the Escrow Agreement attached hereto as Schedule 3.5. Pursuant to the Escrow Agreement, BioZone shall deposit the Technology, know-how, formulations and manufacturing processes related to the Licensed Product into an escrow account for ALCiS’ benefit. The escrow deposit materials shall contain all formulas, Technology, know-how, instructions and other information sufficient to enable ALCiS to manufacture the Licensed Product internally or through an alternate supplier, including but not limited to the following information for each Licensed Product: (i) Master Batch Record; (ii) Certificate of Analysis; (iii) Product Specification Sheet; and (iv) a Certificate of Analysis for each raw material (hereafter collectively referred to as the “Deposit Materials”).

(b) Upon the occurrence of any Release Condition set forth in the Escrow Agreement, ALCiS shall immediately and without further action, be granted all rights to manufacture any or all Licensed Products by utilizing the Deposit Materials if so required in any manner consistent with the terms of this Agreement, including the right to manufacture the Products internally or through an alternate supplier. BioZone agrees to cooperate fully with ALCiS and any alternate supplier and use all reasonable efforts to avoid any interruption in ALCiS’ business or in the manufacture of the Licensed Product. ALCiS shall continue to pay any Royalties due under this Agreement after release of the Deposit Materials from escrow.

(c) ALCiS shall be responsible for all fees, costs and expenses payable to the Escrow Agent in connection with the Escrow Agreement.

ARTICLE 4

INITIAL PAYMENTS

4.1 Initial Payment. By September 30, 2005, ALCiS shall pay BioZone :

(a) Four hundred thousand U.S. Dollars (US$400,000), which shall be characterized as Prepaid Royalties, and shall be nonrefundable; and.

(b) Four hundred thousand (400,000) shares of ALCiS Common Stock, which shall carry rights equivalent to those of the Common Stock held by the founders of ALCiS.

ARTICLE 5

ROYALTIES

5.1 Royalty Rate. Subject to the provisions of this Article 5, ALCiS shall pay BioZone on a monthly basis the following amounts (“Royalties”) based on the monthly Net Sales of the Licensed Product in the Territory.

(a)	Until an aggregate of ****Dollars ($****) of total royalties have been paid, ALCiS shall pay the greater of (i) **** Percent (****%) of monthly Net Sales or (ii) Twenty Five Thousand Dollars ($25,000); and

(b)	After ****Dollars ($****) of total royalties have been paid, ALCiS shall pay the greater of (i) ****Percent (****%) of monthly Net Sales or (ii) Twenty Five Thousand Dollars ($25,000).

(c)	In the event the greater amount is $25,000, then the amount due on a percentage basis shall be characterized as Royalties paid, and the balance shall be characterized as

****	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

Prepaid Royalties, and shall be nonrefundable. For example, under 5.1(a), if actual monthly Net Sales were $200,000, then $**** in Royalties would be due based upon the ****% rate; ALCiS will pay $25,000, of which $**** shall be deemed paid Royalties and $**** shall be characterized as Prepaid Royalties.

(d)	Provided ALCiS pays the minimum amount of $25,000 per month, ALCiS shall be permitted to apply the following amounts (as Prepaid Royalties) to Royalties otherwise owing under this Agreement:

i.	The Initial Payment in 4.1(a);

ii.	The difference between the $25,000 minimum payment and the percentage Royalty owed, as described in 5.1(c) above; and

iii.	$125,000 of payments made to date to BioZone under previous agreements.

(e)	After December 31, 2008, the minimum royalties of $25,000 per month stated herein shall be increased to $50,000 per month.

(f)	ALCiS shall pay, as additional Royalties, ****% of all royalties or other amounts received from any sublicenses.

5.2 Royalty Term. The Royalties shall be payable on a country-by-country basis until the sooner of (a) the introduction of a generic equivalent to the Licensed Product in such country or (b) the expiration of the last BioZone Patent containing a Valid Claim covering the Licensed Product in such country (the “Royalty Term”).

5.3 Reports and Payments.

(a) Cumulative Royalties. During the Royalty Term, the obligation to pay Royalties under this Article 5 shall be imposed only once (i) with respect to any sale of the same unit of the Licensed Product, and (ii) with respect to a single unit of the Licensed Product.

(b) Statements and Payment. ALCiS shall make Royalty payments to BioZone within 15 days of the end of each month. During the Royalty Term, ALCiS shall deliver to BioZone, within 30 days after the end of each calendar quarter (or monthly, if so requested by BioZone), a report setting forth for such calendar quarter the following information for the Licensed Product: (i) Net Sales of the Licensed Product on a country-by-country basis; (ii) the basis for any adjustments to the Royalties payable on account of sales of the Licensed Product in any country; (iii) the Royalties due to BioZone on account of sales of the Licensed Product; (iv) the exchange rates used in calculating any of the foregoing; and (v) the aggregate Net Sales of the Licensed Product in the Territory.

5.4 Taxes and Withholding. Any payments made by ALCiS to BioZone under this Agreement shall be reduced by the amount required to be paid or withheld pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law

****	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

(“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, BioZone. ALCiS, as applicable, shall submit to BioZone reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

5.5 Currency Exchange. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to BioZone hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the U.S. dollar equivalent, at the average rate of exchange listed in The Wall Street Journal on the first and last day of the applicable month or a comparable newspaper if The Wall Street Journal shall cease publishing exchange rates for the U.S. Dollar. All payments shall be made by wire transfer in U.S. dollars to the credit of such bank account as shall be designated at least five (5) Business Days in advance by BioZone in writing to ALCiS.

5.6 Maintenance of Records; Audit.

(a) For a period of three (3) years, ALCiS shall maintain, and shall require its respective Affiliates and sublicensees to maintain, complete and accurate books and records in connection with the sale of Licensed Products hereunder, as necessary to allow the accurate calculation consistent with GAAP of the Royalties due to BioZone, including any records required to calculate any royalty adjustments hereunder. Once per calendar year, BioZone shall have the right, at its sole expense, to engage an independent accounting firm reasonably acceptable to ALCiS, which shall have the right to examine in confidence the relevant ALCiS records as may be reasonably necessary to determine and/or verify the amount of Royalty payments. Such examination shall be conducted, and ALCiS shall make its records available, during normal business hours, after at least fifteen (15) days prior written notice to ALCiS, as applicable, and shall take place at the facility(ies) where such records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than three (3) years prior to the date of request; provided that BioZone shall not be permitted to audit the same period of time more than once. Before permitting such independent accounting firm to have access to such books and records, ALCiS may require such independent accounting firm and its personnel involved in such audit, to sign a confidentiality agreement (in form and substance reasonably acceptable to ALCiS) as to any confidential information which is to be provided to such accounting firm or to which such accounting firm will have access, while conducting the audit under this Section. BioZone’s independent accounting firm will prepare and provide to each Party a written report stating whether the Royalty and Net Sales reports submitted and the amounts paid by ALCiS to BioZone are correct or incorrect and the details concerning any discrepancies. Such accounting firm may not reveal to BioZone any information learned in the course of such audit other than the amount of any such discrepancies. BioZone agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for BioZone to enforce its rights under this Agreement or if disclosure is required by law.

(b) In the event there was an underpayment by ALCiS hereunder, ALCiS shall promptly (but in no event later than thirty (30) days after ALCiS’ receipt of the independent auditor’s report so correctly concluding) either make payment to BioZone of any shortfall or proceed to the dispute resolution mechanism set forth below. In the event that there was an overpayment by ALCiS hereunder, BioZone shall promptly inform ALCiS of such fact and promptly (but in no event later than thirty (30) days after BioZone’s receipt of the independent auditor’s report so correctly concluding) refund to ALCiS the excess amount or proceed to the dispute resolution mechanism set forth below. In the event that a shortfall of the great of either 3% or $5,000 exists, ALCiS shall pay the reasonable costs of such independent auditor.

(c) In the event that the Parties do not agree on the amount of any overpayment or underpayment, within ten (10) business days each Party shall select an independent public accounting firm which firms shall meet and discuss the amount in dispute and other related matters within ten (10) business days thereafter (each Party shall pay the costs of its own accounting firm). If such independent public accounting firms cannot agree on a resolution mutually agreeable to the Parties, such independent public accounting firms shall, within ten (10) business days after such conclusion, appoint a third independent public accounting firm which shall resolve the issue within ten (10) business days after its selection and the Parties shall equally share the costs of such accounting firm. The recommendation of the third independent public accounting firm shall be final and binding upon the Parties. A judgment on such firm’s disposition may be entered in any court having jurisdiction over the Parties.

5.7 Interest on Late Payments. Any failure by ALCiS to make a payment of any undisputed amount when due shall obligate ALCiS to pay interest to BioZone at a rate equal to one percent (1%) per month (or the maximum allowed by law, if less), the interest period commencing on the due date and ending on the payment date.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that:

(a) such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party is within such Party’s corporate powers and does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(c) no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental or Regulatory Authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement;

(d) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (ii) judicial discretion in the availability of agreeable relief;

(e) the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not (a) contravene or conflict with the provisions of its charter, operating documents or bylaws, (b) contravene or conflict with or constitute a violation of any Applicable Law, or (c) result (with or without the giving of notice or lapse of time or both) in the creation of any Lien or Other Encumbrance upon any of the Licensed Products or, in the case of BioZone, the BioZone Licensed Intellectual Property, or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or any obligation by it or to a loss of any benefit relating to the Licensed Products or, in the case of BioZone, the BioZone Licensed Intellectual Property, under any provision of any contract binding upon it or by which any of the Licensed Products or, in the case of BioZone, the BioZone Licensed Intellectual Property, are or may be bound;

(f) it shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement; and

(g) no broker, finder or similar agent has been employed by or on behalf of such Party, and no Person with which such Party has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.2 Additional BioZone Representations, Warranties and Covenants. BioZone additionally represents, warrants and covenants to ALCiS that:

(a) BioZone has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to ALCiS under Article 2 hereof.

(b) BioZone has not previously granted and will not grant any rights inconsistent with the rights and licenses granted herein.

(c) BioZone Third Party Consents. BioZone does not require a consent from any other party with respect to the execution, delivery and performance of this Agreement, or the performance of BioZone’s obligations hereunder (each such consent, a “BioZone Third Party Consent” and together the “BioZone Third Party Consents”).

(d) BioZone is the sole and exclusive legal and equitable owner of the BioZone Intellectual

Property and the Licensed Product and has good and marketable title to the BioZone Intellectual Property and the Licensed Product free and clear of any Lien or Other Encumbrance. Daniel and Sharon Fisher have a lien on the technology, but the existence of such lien shall not be able to affect ALCiS’ rights under this Agreement; however, upon direction by BioZone or by court order, any payments required to be made to BioZone hereunder to be paid to Daniel and Sharon Fisher rather than BioZone.

(e) Licensed Assets. The BioZone Intellectual Property includes all of the assets and properties that are owned or licensed by BioZone with respect to the development, marketing and sale of the Licensed Product and that are reasonably required to develop, sell and ship the Licensed Product after the Effective Date, No Affiliate of BioZone owns or licenses any assets or properties reasonably necessary for ALCiS to develop, produce or sell the Licensed Products as contemplated herein. BioZone possesses or controls all material BioZone Product Registration Data.

(f) Intellectual Property.

(i) The BioZone Intellectual Property includes all the intellectual property and proprietary rights Controlled by BioZone that relate to the development, marketing, use, distribution and sale of the Licensed Product;

(ii) No Action or Proceeding relating to the BioZone Intellectual Property has been instituted and is pending, or to the Knowledge of BioZone, threatened;

(iii) There are no royalty, commission or similar obligations on BioZone applicable to the BioZone Intellectual Property, or any material licenses, sublicenses or agreements with third parties relating to or involving the BioZone Intellectual Property;

(iv) BioZone has not agreed to indemnify any Person for or against any infringement by the BioZone Intellectual Property or the Licensed Product;

(v) To the Knowledge of BioZone, none of the BioZone Intellectual Property or the Licensed Product infringes upon or otherwise violates the intellectual property rights of any Person;

(vi) To the Knowledge of BioZone, the BioZone Intellectual Property is valid and enforceable and has been properly registered or filed, as the case may be, and has been properly maintained under all Applicable Laws.

(vii) BioZone owns all right, title and interest in and to all of the BioZone Intellectual Property and owns such BioZone Intellectual Property free and clear of all Liens or Other Encumbrances. . Daniel and Sharon Fisher have a lien on the technology, but the existence of such lien shall not be able to affect ALCiS’ rights under this Agreement; however, upon direction by BioZone or by court order, any payments required to be made to BioZone hereunder to be paid to Daniel and Sharon Fisher rather than BioZone.

(viii) BioZone has not received any written notice from any Third Party, nor does BioZone have Knowledge that any Third Party has infringed or misappropriated or is infringing or misappropriating any of the BioZone Intellectual Property.

(g) BioZone has no Knowledge of any facts which furnish any reasonable basis for any notice of adverse findings, warning or other regulatory letters or sanctions, Section 305 notices, or other similar communication. BioZone has no Knowledge of any misstatements or material omissions relating to the Licensed Product in any regulatory submission or other document required to be maintained by Applicable Law and the accuracy of its regulatory submissions has not been contested by any Governmental or Regulatory Authority.

(h) Litigation. There are no Actions or Proceedings by or before any Governmental or Regulatory Authority currently pending, and BioZone has not received any written notice from any Third Party of any Action or Proceeding, nor does BioZone have Knowledge of any facts that would be reasonably likely to result in an Action or Proceeding, in any event, against BioZone relating to, affecting or arising in connection with (a) the Licensed Product; (b) the BioZone Licensed Intellectual Property, (c) this Agreement; or (d) the transactions contemplated by this Agreement. BioZone is not subject to any Order relating to the Licensed Product or the BioZone Licensed Intellectual Property.

6.3 Additional ALCiS Representations, Warranties and Covenants. ALCiS additionally represents, warrants and covenants to BioZone that, as of the Effective Date, ALCiS has the financial capacity to perform its obligations under this Agreement.

6.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7

CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, ALCiS and BioZone agree that, until the fifth (5th) anniversary of the expiration or termination this Agreement, each of ALCiS and BioZone, upon receiving or learning of any Confidential Information of the other Party, shall keep such Confidential Information confidential and otherwise shall not disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. The Receiving Party may disclose Confidential Information to its employees, representatives or Affiliates who need to know such information for any purpose contemplated by this Agreement (and then only to the extent that such Persons need to know such information and are under an obligation at least as stringent as this Article 7 to maintain the confidentiality of the Confidential Information). The Receiving Party may disclose Confidential Information to its consultants so long as the Disclosing Party approves of such disclosure in writing prior thereto and such consultant is under an obligation at least as stringent as this Article 7 to maintain the confidentiality of the Confidential Information.

7.2 Authorized Disclosure. Notwithstanding the foregoing, each of ALCiS and BioZone may disclose Confidential Information of the other Party to a Third Party to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities (including Regulatory Authorities), or conducting clinical trials hereunder with respect to Licensed Products, provided that if a Party is required by law to make any such disclosure of the Disclosing Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the Disclosing Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the Disclosing Party has not filed a patent application with respect to such Confidential Information, it may require the Receiving Party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.

7.3 Return of Confidential Information. Upon termination of this Agreement except upon termination by expiration of the licenses granted hereunder, the Receiving Party shall promptly return or, at the option of the Receiving Party, destroy, all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain one copy for its legal files; provided that any such destruction shall be confirmed in writing by the Receiving Party to the Disclosing Party.

7.4 Unauthorized Use. If either Party becomes aware or has Knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

7.5 Public Announcements. Except as set forth in the press release agreed to by the Parties pursuant to this Section 7.5 and for filing a copy of this Agreement by ALCiS and/or BioZone (in the event that either Party becomes, or files to become, a public company), with the Securities and Exchange Commission (provided that in any such filing, this Agreement shall be redacted as reasonably determined by the filing Party), to the extent ALCiS and/or BioZone determines to make such a filing and for disclosure by BioZone to its present and prospective investors, counselors and advisors and investment banks and other Persons in connection with its financing activities, neither Party shall make any public announcement regarding this Agreement, any BioZone Intellectual Property or any Licensed Products, unless required by law, and then only after providing the other Party at least two (2) Business Days to review, comment on and approve such public announcement; provided, however, the Parties agree that a period of less than two (2) Business Days for review, comment and approval is permissible if such lesser period of time is necessitated in order to comply with law or by an emergency situation due to unexpected circumstances. The Parties agree to issue a press release announcing the execution of this Agreement. In addition, following the initial agreed upon press release announcing this Agreement, each Party shall be free to disclose, without the other Parties’ prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. This Section 7.5 supersedes and replaces in its entirety any prior confidentiality agreements between BioZone or its Affiliates and ALCiS or its Affiliates to the extent related to the transactions contemplated by this Agreement or the Licensed Product.

ARTICLE 8

INDEMNIFICATION

8.1 ALCiS. ALCiS shall defend BioZone and its Affiliates at ALCiS’ cost and expense, and will indemnify and hold BioZone and its Affiliates and their respective directors, officers, employees and agents (collectively, the “BioZone Indemnified Parties”) harmless from and against any and all losses, costs, damages, fees or expenses (including reasonable attorneys’ fees and expenses) (“Losses”) incurred by any BioZone Indemnified Party to the extent arising out of or resulting from (i) any material breach by ALCiS of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any gross negligence or willful misconduct of ALCiS or its Affiliates or sublicensees, as applicable, in the exercise of any of their rights and/or the performance of any of their obligations under this Agreement or any sublicense agreement, as applicable, (iii) any liability or other claims arising from the packaging, storage, distribution, sale or other disposition of the Licensed Product by ALCiS or any of its Affiliates or sublicensees, or (iv) any liability or other claims arising from the marketing of the Licensed Product by ALCiS or any of its Affiliates or sublicensees.

8.2 BioZone. BioZone agrees to defend ALCiS and its Affiliates at BioZone’s cost and expense, and will indemnify and hold ALCiS and its Affiliates and their respective directors, officers, employees and agents (collectively, the “ALCiS Indemnified Parties”) harmless from and against any and all Losses incurred by any ALCiS Indemnified Party to the extent arising out of or resulting from (i) any material breach by BioZone of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any gross negligence or willful misconduct of BioZone in the exercise of any of its rights or the performance of any of its obligations under this Agreement, (iii) any product liability, clinical trial liability or other claims arising from the development, manufacture, handling, packaging, storage, sale or other disposition of the Licensed Product by BioZone or any of its Affiliates or sublicensees, or (iv) any claim, suit or proceeding brought against ALCiS or its customer on the issue of infringement of any United States patent, copyright or trademark by the Licensed Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Notwithstanding the foregoing, BioZone assumes no liability for (i) infringements covering any assembly, combination, method or process in which any of the Licensed Products may be used but not covering the Licensed Products when used alone; (ii) manufacturing claims relating to Licensed Products which are not manufactured by BioZone; or (iii) trademark infringements involving ALCiS’ Trademarks or any other marking or branding applied at the request of ALCiS that is not licensed by BioZone.

8.3 Indemnification Procedures.

(a) Any Party seeking indemnification pursuant to this Article 8 (the “Indemnitee”) shall give the other party or parties from whom indemnification is sought (the “Indemnitor”) prompt written notice (an “Indemnification Claim Notice”) of any Loss or discovery of fact upon which such Indemnitee is seeking indemnification under this Article 8. Failure to give any such Indemnification Claim Notice shall not constitute a waiver of any right to indemnification or reduce in any way the indemnification available hereunder, except to the extent such failure to notify directly increases the amount to be indemnified hereunder. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Loss is known at such time). The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents received in respect of any such Loss. All indemnification claims hereunder, whether in respect of ALCiS, BioZone, their respective Affiliates or their respective directors, officers, employees and agents, shall be made solely by ALCiS or BioZone, as applicable, as the Party to this Agreement.

(b) In the case of Losses arising from claims of any Third Party that are subject to indemnification provided in this Article 8 (a “Third Party Claim”), as to which the Indemnitor may be obligated to provide indemnification pursuant to this Agreement, the Indemnitee will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(c) If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Patty Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof provided that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee; provided still further that the Indemnitor and its counsel shall cooperate with the Indemnitee and its counsel, as may be reasonably requested. If the Indemnitor assumes the defense of any Third Party Claim, and no such conflict of interest exists, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the one hundred twenty (120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

(d) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).

8.4 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnitee (it being understood that an Indemnitee may simultaneously pursue an insurance claim and a claim for indemnification hereunder); provided, however, that if, following the payment to the Indemnitee of any amount under this Article 8, such Indemnitee recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnitee shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnitor.

8.5 Insurance. Each Party agrees to obtain and maintain commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers, or to be self-insured, in either case, in such amounts and subject to such deductibles as are reasonable and customary in the industry for companies of comparable size and activities. Each Party shall maintain such insurance for so long as Licensed Products in the Territory continue to be manufactured or sold and thereafter for so long as is necessary to cover any and all Third Party Claims which may arise from the development, manufacture or sale of a Licensed

Product in the Territory. Each Party shall name the other Party as an additional insured, and upon reasonable request by a Party, the other Party shall produce evidence that such insurance policies are valid, kept up to date and in full force and effect.

ARTICLE 9

TERM AND TERMINATION

9.1 Term.

(a) Except as set forth in Section 11.13, unless earlier terminated by mutual agreement of the Parties in writing or pursuant to the provisions of this Article 9, this Agreement will continue in full force and effect until the later of (i) the conclusion of the Royalty Term on a country-by-country basis and (ii) the expiration of the last BioZone Licensed Patent containing a Valid Claim covering the Licensed Product on a country-by-country basis (the “Term”).

(b) On a country-by-country basis, at the conclusion of the Royalty Term, the licenses granted hereunder with respect to the Licensed Product and the Licensed Product, respectively, shall become fully paid up, royalty-free, perpetual and irrevocable and the exclusivity restrictions pursuant to Section 2.3 with respect to each such country shall no longer be applicable.

9.2 Material Breach. Upon a material breach of this Agreement by ALCiS on the one hand, or BioZone on the other hand (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach during the forty-five (45) day period (or, if applicable, such longer period, but not to exceed ninety (90) days, as would be reasonably necessary for a diligent party to cure such material breach, provided the Breaching Party has commenced and continues its diligent efforts to cure during the initial forty-five (45) day period following the date on which the Breach Notice is provided), then the Non-Breaching Party may terminate this Agreement on a Licensed Product-by-Licensed Product and country-by-country basis with respect to the Licensed Product and country to which the breach relates. If ALCiS is the Breaching Party and the material breach relates to the Licensed Product in a particular country within the Territory and BioZone has elected to terminate this Agreement with respect to the Licensed Product in such country, the exclusivity restrictions pursuant to Section 2.3 with respect to such country shall no longer be applicable with respect to the Licensed Product. Notwithstanding the foregoing, the cure period for any failure by ALCiS to make Royalty payments due hereunder shall be forty-five (45) days; provided further, however, that the failure by ALCiS to make any such payment shall not be considered a breach to the extent that such payment is the subject of a good faith dispute by ALCiS. For the purposes of this Section 9.2, material breach shall mean a breach which materially adversely affects the rights under this Agreement of the other Party with respect to the applicable Licensed Product in the applicable country in the Territory.

9.3 Bankruptcy. Either Party may, subject to the provisions set forth herein, terminate this Agreement by giving the other Party sixty (60) days’ written termination notice if, at any time, the other Party shall: (a) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (b) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (c) propose or be a party to any dissolution; or (d) make an assignment for the benefit of its creditors. Should BioZone become a party to a bankruptcy proceeding and such proceeding is not dismissed within sixty (60) days then, to the extent permitted by law, this Agreement and the licenses granted by BioZone hereunder shall be adopted by any bankruptcy trustee or relevant Third Party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, ALCiS and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by BioZone.

9.4 Continuing Rights of Sublicensees. Upon any termination of this Agreement, each sublicense previously granted by ALCiS, or any of its Affiliates, to any Person that is not an Affiliate of ALCiS (each, an “Independent Sublicensee”) shall, at BioZone’s option, remain in effect and shall become a direct license or sublicense, as the case may be, of such rights by BioZone to such Independent Sublicensee, subject to the Independent Sublicensee agreeing in writing to assume ALCiS’ terms, conditions and obligations to BioZone under this Agreement as they pertain to the sublicensed rights.

9.5 Effect of Expiration or Termination. Expiration or termination of this Agreement pursuant to this Article 9 shall not (i) relieve a Party hereto of any obligation accruing to such Party prior to such termination, or (ii) result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such termination.

9.6 Limitation of Liabilities. NOTWITHSTANDING THE FOREGOING, EXCEPT AS MAY BE THE CASE UNDER ARTICLE 8 ABOVE WITH RESPECT TO INDEMNIFICATION FOR THIRD ARTY CLAIMS, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, BUSINESS OR GOODWILL) ATTRIBUTABLE TO ANY BREACH OR DEFAULT BY SUCH PARTY UNDER THIS AGREEMENT. THIS LIMITATION SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Ownership of Technology and Patent Rights.

(a) BioZone shall own any Technology and BioZone Improvements claiming such Technology, invented, developed or discovered solely by BioZone or its Affiliate’s employees or agents.

(b) ALCiS shall own any Technology, and any patent rights claiming such Technology, invented, developed or discovered solely by ALCiS’ or its Affiliate’s employees or agents.

10.2 Prosecution of BioZone Licensed Patents. BioZone, at its own expense, shall have the obligation to diligently Prosecute the patent rights within the BioZone Licensed Patents and BioZone Improvements in the Territory, through patent counsel selected by BioZone. BioZone and ALCiS shall consult and cooperate with each other regarding the Prosecution of the BioZone Licensed Patents.

10.3 Right to Consult. During the Term of this Agreement, BioZone shall copy ALCiS, or have ALCiS copied, on all substantive documents relating to BioZone Licensed Patents and BioZone Improvements received from or to be filed in any patent office in the Territory, within fifteen (15) days of receipt from the patent office and at least fifteen (15) days prior to filing with the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination. ALCiS shall have the right to comment on the Prosecution of the BioZone Licensed Patents and BioZone Improvements and provide such comments to BioZone’s patent counsel, and BioZone shall require its patent counsel to consider in good faith such comments from ALCiS, and, to the extent not inconsistent with BioZone’s rights and/or commercial interests, BioZone shall require its patent counsel to incorporate all such comments. In the event that ALCiS’ comments are inconsistent with BioZone’s rights and/or commercial interests, BioZone and ALCiS agree to negotiate in good faith a Prosecution strategy with respect to the relevant BioZone Licensed Patents and/or BioZone Improvements that would adequately cover ALCiS’ interests, without adversely affecting BioZone’s rights and/or commercial interests. If ALCiS fails to provide its comments with respect to the Prosecution of a patent application and/or Patent within the BioZone Licensed Patents and/or BioZone Improvements at least five (5) days prior to the deadline for filing or otherwise responding to the relevant paper in the relevant patent office, BioZone shall be free to act without consideration of ALCiS’ comments.

10.4 Abandonment of Prosecution by BioZone. BioZone shall notify ALCiS in the event it is unable for any reason to meet its obligations under Section 10.2. Such notification shall be given within a reasonable period (i.e., with sufficient time for ALCiS to take whatever action may be necessary or desired) prior to the date on which such patent application(s) or patent(s) will lapse or go abandoned. ALCiS shall then have the option, exercisable upon written notification to BioZone, to assume full responsibility, at its discretion and its sole cost and expense, for Prosecution of the affected patent application(s) or maintenance of any of the affected Patent(s) in such country or countries in the Territory; provided, however, ALCiS may offset any such costs and expenses against any Royalties due to BioZone.

10.5 Patent Term Extensions. ALCiS shall have the right to request that BioZone file all applications and take actions necessary to obtain patent extension pursuant to 35 U.S.C. Section 156 or like foreign statutes for the BioZone Licensed Patents in the Territory, which extensions shall be owned by BioZone. If BioZone declines to pursue such patent extensions, then ALCiS shall have the right (at ALCiS’ cost and expense) on behalf of BioZone to file all such applications and take all such actions necessary to obtain such patent extensions; provided, however, ALCiS may offset any such costs and expenses against any Royalties due to BioZone. BioZone agrees to sign such further document and take such further actions (all at ALCiS’ expense) as may be requested by ALCiS in this regard.

10.6 Patent Marking. ALCiS and its Affiliates and its sublicensees shall mark all Licensed Products made or sold under this Agreement with a notice in accordance with 35 U.S.C. Section 287 and similar marking provisions in foreign countries. The Parties agree that listing of the patent numbers in the package inserts or foreign equivalent shall be considered sufficient marking of Licensed Products as required by this Section 10.6.

10.7 Third Party Infringements.

(a) Suits for Infringement of the BioZone Licensed Patents and BioZone Improvements. If BioZone or ALCiS becomes aware of infringement of any Patent included in the BioZone Licensed Patents or BioZone Improvements by a Third Party in the Territory, where such infringement affects the rights licensed under this Agreement, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement (“Infringement Notice”). BioZone shall have the right, at its sole discretion, on its own behalf, to institute, prosecute and control any action or proceeding to restrain infringement of any BioZone Licensed Patents or BioZone Improvements licensed to ALCiS hereunder. ALCiS agrees to be joined as a Party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. BioZone shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that, BioZone shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of ALCiS, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Step-in Right for ALCiS. If, prior to the expiration of three (3) months from said Infringement Notice, BioZone has not obtained a discontinuance of an alleged infringement by a Third Party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement, or, in the event that a Third Party files a paragraph IV certification relating to any Patent pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the Hatch/Waxman Act (or any successor statute), if BioZone does not institute an infringement proceeding against such Third Party within 20 days of receipt of notice of such paragraph IV certification, or if BioZone shall notify ALCiS at any time prior thereto of its intention not to bring suit against an alleged infringer or BioZone at any time ceases to actively prosecute any such ongoing infringement, and such infringement is relevant to a Licensed Product in the Territory, then, and in those events only, ALCiS shall have the right, but not be obligated, to institute, prosecute and control any action or proceeding to restrain such infringement. BioZone agrees to be joined as a Party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. ALCiS shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that ALCiS shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of BioZone, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Costs and Recoveries from Infringement Action. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 10.7 including, without limitation, the fees and expenses of that Party’s counsel. Any recovery obtained by any Party as a result of any proceeding described in this Section 10.7, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii) second, the remainder of the recovery shall be shared equally.

(d) Declaratory Actions & Counterclaims Against ALCiS or BioZone. In the event that an action alleging invalidity or non-infringement of any of the BioZone Licensed Patents or BioZone Improvements shall be brought against BioZone or ALCiS, BioZone, at its sole discretion, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If BioZone shall determine not to exercise this right, ALCiS may take over or remain as lead counsel for the action at ALCiS’ sole discretion. Any recovery obtained from such litigation, proceeding or settlement shall be shared in accordance with Section 10.7(c). Any amounts owed in such litigation, proceeding or settlement shall be paid by BioZone.

10.8 Infringement of Third Party Rights.

(a) Infringement Claims. With respect to any and all claims instituted by Third Parties for patent infringement involving the manufacture, use, offer for sale or sale of a Licensed Product covered by the BioZone Licensed Patents or BioZone Improvements in the Territory during the Term, except for any such claims for which BioZone is obligated to indemnify ALCiS under Section 8.2, ALCiS shall promptly notify BioZone of such claim, and ALCiS shall have the right, at its sole discretion, to defend and control any action or proceeding with respect to such claim. BioZone agrees to be joined as a party if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. ALCiS shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that, ALCiS shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of BioZone, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Step-in Right for BioZone. If, prior to the expiration of three (3) months from said claim being brought, or such sooner period as may be necessary to appropriately respond to said claim, ALCiS has not elected to defend such action or proceeding, or, in the event that a Third Party files a paragraph IV certification relating to any Patent pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(lV) of the Hatch/Waxman Act (or any successor statute), if BioZone does not institute an infringement proceeding against such Third Party within 20 days of receipt of notice of such paragraph IV certification, or if ALCiS shall notify BioZone at any time prior thereto of its intention not to defend such action or proceeding, then, and in those events only, BioZone shall have the right, but not be obligated, to defend and control any action or proceeding. ALCiS agrees to be joined as a party if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. BioZone shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that BioZone shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of ALCiS, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Any recovery obtained by any Party as a result of any proceeding described in this Section 10.8, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii) second, the remainder of the recovery shall be shared equally.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment. This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required if (i) the assignment is to an Affiliate, or (ii) the assignment is in connection with the transfer or sale of all or substantially all of the transferor’s business (whether by asset sale, merger, consolidation, or similar transaction). This Agreement shall be binding upon the permitted successors and assigns of the Parties.

11.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.3 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay directly attributable to any Force Majeure, provided that the Party affected gives prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is thereby disabled from performing such obligations; provided, however, that such affected Party promptly commences and continues to use its Commercially Reasonable Efforts to cure such disablement as soon as practicable.

11.4 Notices. Notices to BioZone shall be addressed to:

BioZone Laboratories, Inc.

580 Garcia Ave.

Pittsburg, California 94565

Attention: President

Facsimile No.: 925-473-2216

Notices to ALCiS shall be addressed to:

ALCiS Health, Inc.

560 S. Winchester Blvd., Fifth Floor

San Jose, California 95128

Attention: Chief Executive Officer

Facsimile No.: 408-572-5601

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, postage prepaid, (ii) sent via a reputable overnight courier service, or (iii) sent by facsimile transmission, in each case properly addressed in accordance with the paragraphs above. The effective date of any notice shall be as of (a) the date received, in the case of personal delivery, (b) on the next business day following transmission thereof by facsimile or deposit thereof with a nationally recognized overnight courier service, or (c) on the fifth business day following the mailing thereof by registered or certified mail.

11.5 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.6 Waiver. No provision of this Agreement shall be waived by any act, omission or Knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

11.7 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) counterparts and such counterparts taken together shall constitute one (1) and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

11.8 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to any choice of law provisions thereof. Each Party hereby submits itself for the purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in the State of California, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts. Prior to bringing a legal action against the other Party, such dispute shall be separately negotiated by the Parties hereto in good faith and all reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as follows: upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, or any dispute with respect to whether a product is a Licensed Product, the matter shall be referred first to the officers of BioZone and ALCiS having responsibility for the subject matter of the dispute, or their designees. The officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officers of BioZone and ALCiS, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty additional (30) days, or such longer period of time to which the chief executive officers may agree.

11.10 Nature of Licenses. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of 11 U.S.C. 365(n) of the Bankruptcy Laws, licenses of rights to “intellectual property” as defined under 11 U.S.C. 101(35A) of the Bankruptcy Laws. The Parties agree that ALCiS, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, including any right to enforce any exclusivity provision of this Agreement, remedies, and elections under the Bankruptcy Laws. To the fullest extent permitted by law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against BioZone under the Bankruptcy Laws, ALCiS shall be entitled to all applicable rights under 11 U.S.C. 365(n) of the Bankruptcy Laws, including copies and access to, as appropriate, any such intellectual property and all embodiments of such intellectual property upon written request therefor by ALCiS, and such, if not already in its possession, shall be promptly delivered to ALCiS.

11.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

11.12 Entire Agreement of the Parties. This Agreement, together with the exhibits and Schedules hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof.

11.13 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

11.14 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including, without limitation, those obligations set forth in Sections 3.3 (relating to adverse event reporting), 5.6 (relating to maintenance of records; audit), 7.1 (relating to confidentiality), 7.3 (relating to confidentiality), 9.5 (relating to effect of expiration or termination), 10.1 (relating to ownership of technology and patent rights), 11.4 (relating to notices), 11.9 (relating to governing law), 11.10 (relating to nature of licenses), 11.16 (relating to expenses) and 11.17 (relating to third party beneficiaries) and Articles 6 (relating to representations and warranties) and 8 (relating to indemnification) hereof.

11.15 Compliance with Export Regulations. None of the Parties shall export any technology licensed to it by the other Party under this Agreement, except in compliance with United States export laws and regulations.

11.16 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

11.17 No Third Party Beneficiaries. No person or entity other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.18 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

BIOZONE LABORATORIES, INC.		ALCIS HEALTH, INC.

By	/s/ Daniel Fisher	By	/s/ James F. Landrum, Jr.
	Daniel Fisher, President		James F. Landrum, Jr., CEO

Schedule 1.11

BioZone Trademarks

1.	Inflacin

2.	QuSomes

Schedule 1.16

BioZone Licensed Patents

Patent Title	Application No./ Patent No.	Country	Filing Date	Inventor(s)/ Assignee
Compounds and methods For inhibition of phospholipase A-2 and cyclooxygenase-2 (Inflacin Patent)	6,495,596	USA		BioZone Laboratories, Inc.

i.	ALCiS shall have the right to use the compounds further identified below in conjunction with the categories of Licensed Products listed in Schedule 1.30. BioZone shall not use any compounds related to the Inflacin Patent in any product categories exclusively licensed to ALCiS per Schedule 1.30, and shall only use such compounds in product categories nonexclusively licensed to ALCiS per Schedule 1.30 if in different formulations than those of ALCiS:

Lipid	PLA-2 Activity (%)	1 Concentration	State @ RT
GDP-12	95.1	1%	?
GDP-23	98,4	10% (10mg/ml)	?
GDS-23	96.0	10%	Solid
GDO-45	97.8	10%	Liquid
GDS-12	95,5	10%	Solid
GDS-45	91.2	10%	Solid
GDM-23	89.3	10%	Liquid
GDL-23	88.3	10%	Liquid
GDM-45	77.3	10%	Liquid
GDO-23	64.1	10%	Liquid

Self-Forming Thermodynamically Stable Liposomes and their Applications (QuSome Patent)	6,610,322	USA	BioZone Laboratories, Inc.

i.	ALCiS shall have the right to use the molecule of the QuSome technology further identified below in conjunction with the categories of Licensed Products listed in Schedule 1.30. BioZone shall not use any compounds in the QuSome Patent in any product categories exclusively licensed to ALCiS per Schedule 1.30, and shall only use such compounds in product categories nonexclusively licensed to ALCiS per Schedule 1.30 if in different formulations than those of ALCiS:

Lipid	Melting Point (oC)
GDM-12	Fluid @ 25

Schedule 1.30

Licensed Products

Worldwide, exclusive agreement rights to use Inflacin in combination with QuSomes in the following product categories:

(i)	All topical analgesic pain relief applications, and

(ii)	All body soak preparations.

Worldwide, non-exclusive agreement rights to use Inflacin in combination with QuSomes in the following product categories (although ALCiS formulations shall still be deemed exclusive):

(i)	All body soap preparations,

(ii)	All body lotion preparations,

(iii)	All foot balm preparations, and

(iv)	All after shave balm preparations.

Schedule 2.6

Current Contracts

1. ****

****	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

Schedule 3.4

Manufacturing/Pricing

DESCRIPTION:	Alcis Daily Relief Cream

FORMULA #:	**** or similar formula purchased by ALCiS

% w/w
ACTIVE
INGREDIENT:	Trolamine/TEA Salicylate 10.00%

INACTIVE
INGREDIENTS:	Camellia oleifera Leaf Extract

Caprylic/Capric/Myristic/Stearic Triglyceride

Chamomilla recutita (Matricaria) Flower Extract

Chamomilla recutita (Matricaria) Oil

Cyclomethicone

Cetyl Alcohol

Dimethicone

Dimethyl Sulfone

Disodium EDTA

Fragrance

Glucosamine Sulfate

Glyceryl Monostearate

Imidurea

Lavandula angustifolia (Lavender) Extract

Methylparaben

PEG-12 Glyceryl Distearate

PEG-100 Stearate

Phenoxyethanol

Propylene Glycol

Propylparaben

Purified Water

Rosmarinus officinalis (Rosemary) Leaf Extract

Rosmarinus officinalis (Rosemary) Oil

Sodium Metabisulfite

Stearyl Alcohol

Tocopheryl Acetate

Xanthan Gum

Vitis vinifera (Grape) Seed Extract

Pricing:

a.	Bulk ****, 10% Trolamine Cream Product: $**** per ounce. Such pricing is based on a minimum of **** kilos of Cream Product per order;

b.	Packaged ****, 10% Trolamine Cream Product: $**** per ounce, plus $**** per unit for filling (and shall be as low as $**** based on size and volume, but in any case, shall be at a competitive rate for such

****	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

filling/packaging services), plus Alcis’ cost for Alcis supplied packaging and labels. Prior to December 31, 2005, such pricing is based on a minimum of **** units of Cream Product per order. After December 31, 2005, such pricing is based on a minimum of **** units of Cream Product per order.

****	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

Schedule 3.5

Three-Party Escrow Service Agreement

Iron Mountain provides flexible, comprehensive escrow services that generate the type of agreement that gives our customers the right level of protection in each unique situation. Iron Mountain is different from other providers in the industry because of our customer-driven approach to technology escrow. With Iron Mountain, the customer’s experience is focused on defining his or her own unique needs for a comprehensive service—not on studying and struggling to comprehend the terms, options and add-ons of a variety of pre-packaged agreements.

The benefit of this approach is that it can adapt to meet the needs of a single customer or application today, as well as future ones with requirements that may be quite different. With Iron Mountain, one set of comprehensive escrow services with elective components suited for every situation, covers all the key issues for technology escrow.

At Iron Mountain, we take intellectual property protection seriously and deliver our services with the integrity you and your clients would expect – and, in fact, demand, from a trusted and neutral third party. We don’t just vault technology. We provide complete intellectual property management services.

Purpose

Iron Mountain’s 3 Party Escrow Service Agreement is generally used when:

•	Both parties agree that the highest level of escrow protection is needed.

•	The beneficiary needs to sign the agreement.

•	The beneficiary needs to negotiate the terms of the agreement and the unique release conditions.

•	The beneficiary wants technical verification of the deposit materials.

Key Features

Iron Mountain’s 3 Party Escrow Service Agreements may include any of the following:

•	Secure real-time online account management with Escrow Management Center 24x7x365.

•	Initial Verification of deposit materials. This includes documentation of the hardware, software environment, utilities, compilers and operating systems needed to access the deposit materials.

•	Additional technical verification options.

•	Deposit Tracking Notification – periodic notices to depositors and/or beneficiaries related to deposit material.

•	Escrow Expert consulting services.

THREE-PARTY ESCROW SERVICE AGREEMENT

Deposit Account Number:

1.	Introduction.

This Three Party Escrow Service Agreement (the “Agreement”) is entered into by and between BIOZONE LABORATORIES, INC., located at 580 GARCIA AVE., PITTSBURG, CA 94565 (the “Depositor”) and Depositor’s affiliates and subsidiaries, and by ALCiS HEALTH, INC., located at 560 S. WINCHESTER BLVD., FIFTH FLOOR, SAN JOSE, CA 95128 (the “Beneficiary”) and by Iron Mountain Intellectual Property Management, Inc. (“Iron Mountain”) on this 30TH day of MARCH, 2006 (the “Effective Date”). Depositor, Beneficiary, and Iron Mountain may be referred to individually as a “Party” or collectively as the “Parties” throughout this Agreement.

The use of the term “Services” in this Agreement shall refer to Iron Mountain Services that facilitate the creation, management, and enforcement of software and/or other technology escrow accounts as described in Exhibit A attached hereto. A Party shall request Services under this Agreement (i) by submitting a work request associated for certain Iron Mountain Escrow Services via the online portal maintained at the Website located at www.ironmountainconnect.com or any other Websites or Web pages owned or controlled by Iron Mountain that are linked to that Website (collectively the “Iron Mountain Website”), or (ii) by submitting a written work request attached hereto as Exhibit A (each, individually, a “Work Request”). The Parties desire this Agreement to be supplementary to the License Agreement and pursuant to Chapter 11 United States [Bankruptcy] Code, Section 365(n).

2.	Depositor Responsibilities.

(a)	Depositor shall provide all information designated as required to fulfill a Work Request (“Required Information”) and may also provide other information (“Optional Information”) at their discretion to assist Iron Mountain in the fulfillment of requested Services.

(b)	Depositor must authorize and designate one or more persons whose action(s) will legally bind the Depositor (“Authorized Person(s)” who shall be identified in the Authorized Person(s)/Notices Table of this Agreement) and who may manage the Iron Mountain escrow account through the Iron Mountain Website or via written Work Request. Authorized Person(s) will maintain the accuracy of their name and contact information provided to Iron Mountain during the Term of this Agreement (the “Depositor Information”).

(c)	Depositor shall make an initial deposit that is complete and functional of all proprietary technology and other materials covered under this Agreement (“Deposit Material”) to Iron Mountain within ninety (90) days of the Effective Date. Depositor may also update Deposit Material from time to time during the Term of this Agreement provided a minimum of one (1) complete and functional copy of Deposit Material is deposited with Iron Mountain at all times. At the time of each deposit or update, Depositor will provide an accurate and complete description of all Deposit Material sent to Iron Mountain via the Iron Mountain Website or using the form attached hereto as Exhibit B.

(d)	Depositor consents to Iron Mountain’s performance of any level(s) of verification Services described in Exhibit A attached hereto, consents, upon receipt of notice from Iron Mountain that Beneficiary has submitted a Work Request for verification Services, to promptly completing and returning the Escrow Deposit Questionnaire attached as Exhibit Q to Iron Mountain, and further consents to Iron Mountain’s use of a subcontractor (who shall be bound by the same confidentiality obligations as Iron Mountain and who shall not be a direct competitor to either Depositor or Beneficiary) to provide such Services as needed.

(e)	Depositor represents that it lawfully possesses all Deposit Material provided to Iron Mountain under this Agreement free of any liens or encumbrances as of the date of their deposit. Any Deposit Material liens or encumbrances made after their deposit will not prohibit, limit, or alter the rights and obligations of Iron Mountain under this Agreement;

(f)	Depositor represents that all Deposit Material is readable and useable in its then current form; if any portion of such Deposit Material is encrypted the necessary decryption tools and keys to read such material are deposited contemporaneously;

(g)	Depositor represents that all Deposit Material is provided with all rights necessary for Iron Mountain to verify such proprietary technology and materials upon receipt of a Work Request for such Services; and

(h)	Depositor warrants that Iron Mountain’s use of the Deposit Material or other materials supplied by Depositor to perform the verification Services described in Exhibit A is lawful and does not violate the rights of any third parties. Depositor agrees to use commercially reasonable efforts to provide Iron Mountain with any necessary use rights or permissions to use materials necessary to perform verification of the Deposit Material. Depositor agrees to reasonably cooperate with Iron Mountain by providing its facilities, computer software systems, and technical personnel for verification Services whenever reasonably necessary.

3.	Beneficiary Responsibilities.

(a)	Beneficiary shall provide all information designated as required to fulfill any Beneficiary Work Request (“Required Information”) and may also provide other information (“Optional Information”) at their discretion to assist Iron Mountain in the fulfillment of requested Services.

(b)	Beneficiary must authorize and designate one or more persons whose action(s) will legally bind the Beneficiary (“Authorized Person(s)” who shall be identified in the Authorized Person(s)/Notices Table of this Agreement) who shall manage the Iron Mountain escrow account through the Iron Mountain Website or via written Work Request. Authorized Person(s) will maintain the accuracy of their name and contact information provided to Iron Mountain during the Term of this Agreement (the “Beneficiary Information”).

(c)	Beneficiary acknowledges, in the absence of a Work Request for verification Services, that it assumes all responsibility for the completeness and/or functionality of all Deposit Material. Beneficiary may submit a verification Work Request to Iron Mountain for one of more of the Services defined in Exhibit A attached hereto and further consents to Iron Mountain’s use of a subcontractor if needed to provide such Services.

(d)	Beneficiary warrants that Iron Mountain’s use of any materials supplied by Beneficiary to perform the verification Services described in Exhibit A is lawful and does not violate the rights of any third parties.

4.	Iron Mountain Responsibilities.

(a)	Iron Mountain agrees to use commercially reasonable efforts to provide the Services requested by authorized Depositor and Beneficiary representatives in a Work Request. Iron Mountain may reject a Work Request (in whole or in part) that does not contain all Required Information at any time upon notification to the Party originating the Work Request.

(b)	Iron Mountain will conduct a deposit inspection upon receipt of any Deposit Material and associated Exhibit B. If Iron Mountain determines that the Deposit Material does not match the description provided by Depositor represented in Exhibit B attached hereto, Iron Mountain will provide Depositor with notice by electronic mail, telephone, or regular mail of such discrepancies. Iron Mountain will work directly with the Depositor to resolve any such discrepancies prior to accepting Deposit Material. Iron Mountain will provide Depositor with notice from time to time during the first ninety (90) days from the Effective date as a reminder that submission of initial Deposit Material is required. Iron Mountain may also send notices every ninety (90) days thereafter to Depositor and/or Beneficiary related to Deposit Material activity if such Services are requested in a Work Request.

(c)	Iron Mountain will provide notice by electronic mail, telephone, or regular mail to the Beneficiary of all Deposit Material that is accepted and deposited into the escrow account under this Agreement.

(d)	Iron Mountain will work with a Party who submits any verification Work Request for Deposit Material covered under this Agreement to either fulfill any standard verification Services Work Request or develop a custom Statement of Work (“SOW”). Iron Mountain and the requesting Party will mutually agree in writing to a SOW on the following terms and conditions that include but are not limited to: description of Deposit Material to be tested; description of Verification testing; requesting Party responsibilities; Iron Mountain responsibilities; Service Fees; invoice payment instructions; designation of the Paying Party; designation of authorized SOW representatives for both the requesting Party and Iron Mountain with name and contact information; and description of any final deliverables prior to the start of any fulfillment activity. After the start of fulfillment activity, each SOW may only be amended or modified in writing with the mutual agreement of both Parties, in accordance with the change control procedures set forth therein.

(e)	Iron Mountain will hold and protect all Deposit Material in physical and/or electronic vaults that are either owned or under the direct control of Iron Mountain.

(f)	Iron Mountain will permit the replacement and/or removal of previously submitted Deposit Material upon Work Request that may be subject to the written joint instructions of the Depositor and Beneficiary.

(g)	Iron Mountain will strictly follow the procedures set forth in Exhibit C attached hereto to process any Beneficiary Work Request to release Deposit Material.

5.	Payment.

The Paying Party shall pay to Iron Mountain all fees as set forth in the Work Request form attached hereto as Exhibit A (“Service Fees”). Except as set forth below, all Service Fees are due to Iron Mountain within thirty (30) calendar days from the date of invoice in U.S. currency and are non-refundable. Iron Mountain may update Service Fees with a ninety (90) calendar day written notice to the Paying Party during the Term of this Agreement. The Paying Party is liable for any taxes related to Services purchased under this Agreement or shall present to Iron Mountain an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice, to the extent possible. Any Service Fees not collected by Iron Mountain when due shall bear interest until paid at a rate of 1.25% per month (15% per annum) or the maximum rate permitted by law, whichever is less. Delinquent accounts may be referred to a collection agency at the sole discretion of Iron Mountain. Notwithstanding, the non-performance of any obligations of Depositor to deliver Deposit Material under the License Agreement or this Agreement, Iron Mountain is entitled to be paid all Service Fees that accrue during the Term of this Agreement. All Service Fees will not be subject to offset except as specifically provided hereunder.

6.	Term and Termination.

(a)	The initial “Term” of this Agreement is for a period of one (1) year from the Effective Date and will automatically renew for additional one (1) year Terms and continue in full force and effect until one of the following events occur: (i) Depositor and Beneficiary provide joint written instructions of their intent to cancel this Agreement within sixty (60) days to Iron Mountain; (ii) Beneficiary provides a sixty (60) day written notice regarding cancellation of this Agreement to both Depositor and Iron Mountain; or (iii) Iron Mountain provides a sixty (60) day written notice to the Depositor and Beneficiary Authorized Persons that it can no longer perform the Services under this Agreement.

(b)	In the event this Agreement is terminated under Sections 6(a)(i) or 6(a)(iii) above, Depositor and Beneficiary may provide Iron Mountain with joint written instructions authorizing Iron Mountain to forward the Deposit Material to another escrow company and/or agent or other designated recipient. If Iron Mountain does not receive joint written instructions within sixty (60) calendar days after the date of the notice of termination, Iron Mountain shall return or destroy the Deposit Material.

(c)	In the event of the nonpayment of Service Fees owed to Iron Mountain, Iron Mountain shall provide all Parties to this Agreement with notice by electronic mail and/or regular mail. Any Party to this Agreement shall have the right to make the payment to Iron Mountain to cure the default. If the past due payment is not received in full by Iron Mountain within thirty (30) calendar days of the date of such notice, then Iron Mountain shall have the right to terminate this Agreement at any time thereafter by sending notice by electronic mail and/or regular mail of termination to all Parties. Iron Mountain shall have no obligation to take any action under this Agreement so long as any Iron Mountain invoice issued for Services rendered under this Agreement remains uncollected.

7.	General Indemnity.

Each Party shall defend, indemnify and hold harmless the others, their corporate affiliates and their respective officers, directors, employees, and agents and their respective successors and assigns from and against any and all claims, losses, liabilities, damages, and expenses (including, without limitation, reasonable attorneys’ fees), arising under this Agreement from the negligent or intentional acts or omissions of the indemnifying Party or its subcontractors, or the officers, directors, employees, agents, successors and assigns of any of them.

8.	Warranties.

(a)	Iron Mountain. ANY AND ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A WORKMANLIKE MANNER. EXCEPT AS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW. AN AGGRIEVED PARTY MUST NOTIFY IRON MOUNTAIN PROMPTLY OF ANY CLAIMED BREACH OF ANY WARRANTIES AND SUCH PARTY’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY SHALL BE RETURN OF THE PORTION OF THE FEES PAID TO IRON MOUNTAIN BY PAYING PARTY FOR SUCH NON-CONFORMING SERVICES. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE. THE WARRANTY PROVIDED IS SUBJECT TO THE LIMITATION OF LIABILITY SET FORTH IN SECTION 11 HEREIN.

(b)	Depositor. Depositor warrants that all Depositor Information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Depositor Information during the Term of this Agreement.

(c)	Beneficiary. Beneficiary warrants that all Beneficiary Information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Beneficiary Information during the Term of this Agreement.

9.	Insurance.

Iron Mountain shall, at its sole cost and expense, throughout the term of this Agreement, procure and maintain in full force and effect, the following insurance coverage, with an insurance carrier that is rated B+ or better by A.M. Best.

TYPE OF INSURANCE	COVERAGE AMOUNT	TYPE OF INSURANCE	COVERAGE AMOUNT

General Liability	$2,000,000 General Aggregate	Crime Insurance	$2,000,000 Each Occurrence

General Liability	$1,000,000 Each Occurrence	Umbrella Coverage	$5,000,000 General Aggregate

Professional Liability	$1,000,000 Each Occurrence

All certificates of insurance shall name the Parties as additional beneficiaries with respect to General Liability coverage. All certificates of insurance shall require that the Parties be provided with advance written notice of cancellation of the stated coverage, and Iron Mountain shall request that its insurer use its best efforts to provide at least thirty (30) days’ advance written notification of such cancellation.

10.	Confidential Information.

Iron Mountain shall have the obligation to reasonably protect the confidentiality of the Deposit Material. Except as provided in this Agreement Iron Mountain shall not disclose, transfer, make available or use the Deposit Material. Iron Mountain shall not disclose the terms of this Agreement to any third Party. If Iron Mountain receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Material, Iron Mountain will immediately notify the Parties to this Agreement unless prohibited by law. It shall be the responsibility of Depositor and/or Beneficiary to challenge any such order; provided, however, that Iron Mountain does not waive its rights to present its position with respect to any such order. Iron Mountain will not be required to disobey any order from a court or other judicial tribunal, including, but not limited to, notices delivered pursuant to Section 13(g) below.

11.	Limitation of Liability.

NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY, IF ANY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OF ANY PARTY TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT EQUAL TO ONE YEAR OF FEES PAID OR

OWED TO IRON MOUNTAIN UNDER THIS AGREEMENT. IF CLAIM OR LOSS IS MADE IN RELATION TO A SPECIFIC DEPOSIT OR DEPOSITS, SUCH LIABILITY SHALL BE LIMITED TO THE FEES RELATED SPECIFICALLY TO SUCH DEPOSITS. THIS LIMIT SHALL NOT APPLY TO ANY PARTY FOR: (I) ANY CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT; (II) LIABILITY FOR DEATH OR BODILY INJURY; (III) DAMAGE TO TANGIBLE PROPERTY (EXCLUDING THE DEPOSIT ITEMS); (IV) THEFT; OR (V) PROVEN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.	Consequential Damages Waiver.

IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANOTHER PARTY FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR INFORMATION, ANY COSTS OR EXPENSES FOR THE PROCUREMENT OF SUBSTITUTE SERVICES, OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EVEN IF THE POSSIBILITY THEREOF MAY BE KNOWN IN ADVANCE TO ONE OR MORE PARTIES.

13.	General.

(a)	Incorporation of Work Requests. All Depositor and/or Beneficiary Work Requests are incorporated into this Agreement.

(b)	Purchase Orders. The terms and conditions of this Agreement prevail regardless of any conflicting or additional terms on any Purchase Order or other correspondence. Any contingencies or additional terms contained on any Purchase Order are not binding upon Iron Mountain. All Purchase Orders are subject to approval and acceptance by Iron Mountain.

(c)	Right to Make Copies. Iron Mountain shall have the right to make copies of all Deposit Material as reasonably necessary to perform this Agreement. Iron Mountain shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on Deposit Material onto any copies made by Iron Mountain. Any copying expenses incurred by Iron Mountain as a result of a Work Request to copy will be borne by the Party requesting the copies. Iron Mountain may request Depositor’s reasonable cooperation in promptly copying Deposit Material in order for Iron Mountain to perform this Agreement.

(d)	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, United States of America, as if performed wholly within the state and without giving effect to the principles of conflicts of laws.

(e)	Right to Rely on Instructions. Iron Mountain may act in reliance upon any instruction, instrument, or signature reasonably believed by Iron Mountain to be genuine. Iron Mountain may assume that any employee of a Party to this Agreement who gives any written notice, request, or instruction has the authority to do so. Iron Mountain will not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document. Iron Mountain shall not be responsible for failure to act as a result of causes beyond the reasonable control of Iron Mountain.

(f)	Force Majeure. Except for the obligation to pay monies due and owing, no Party shall be liable for any delay or failure in performance due to events outside the defaulting Party’s reasonable control, including without limitation acts of God, earthquake, labor disputes, shortages of supplies, riots, war, acts of terrorism, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused Party shall be extended on a day-to-day basis for the time period equal to the period of the excusable delay.

(g)	Notices. All notices regarding Exhibit C shall be sent by commercial express mail. All other correspondence, including invoices, payments, and other documents and communications, shall be sent by (i) electronic mail; (ii) via regular mail to the Parties at the addresses specified in the Authorized Persons/Notices Table which shall include the title(s) of the individual(s) authorized to receive notices; or (iii) via the online portal maintained at the Iron Mountain Website. It shall be the responsibility of the Parties to notify each other as provided in this Section in the event of a change of physical or e-mail addresses. The Parties shall have the right to rely on the last known address of the other Parties. Any correctly addressed notice or last known address of the other Parties that is relied on herein that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by electronic mail, the postal authorities by mail, through messenger or commercial express delivery services.

(h)	No Waiver. No waiver of rights under this Agreement by any Party shall constitute a subsequent waiver of this or any other right under this Agreement.

(i)	Assignment. No assignment of this Agreement by Depositor and/or Beneficiary or any rights or obligations of Depositor and/or Beneficiary under this Agreement is permitted without the written consent of Iron Mountain, which shall not be unreasonably withheld or delayed.

(j)	Severability. In the event any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for either Party, as determined by such Party in its sole discretion, then the affected Party may terminate this Agreement by notice to the others.

(k)	Independent Contractor Relationship. Depositor and Beneficiary understand, acknowledge, and agree that Iron Mountain’s relationship with Depositor and Beneficiary will be that of an independent contractor and that nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship.

(l)	Attorneys’ Fees. In any suit or proceeding between the Parties relating to this Agreement, the prevailing Party will have the right to recover from the other(s) it’s costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit or proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment.

(m)	No Agency. No Party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other Parties or bind the other Parties in any respect whatsoever.

(n)	Disputes. Any dispute, difference or question relating to or arising among any of the Parties concerning the construction, meaning, effect or implementation of this Agreement or any Party hereof will be submitted to, and settled by arbitration by a single arbitrator chosen by the New York Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall apply New York law. Unless otherwise agreed by the Parties, arbitration will take place in New York City, New York, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by regular mail or by commercial express mail, to the attorney for the Party or, if unrepresented, to the Party at the last known business address. If however, Depositor and/or Beneficiary refuse to submit to arbitration, the matter shall not be submitted to arbitration and Iron Mountain may submit the matter to any court of competent jurisdiction for an interpleader or similar action. Unless adjudged otherwise, any costs of arbitration incurred by Iron Mountain, including reasonable attorney’s fees and costs, shall be divided equally and paid by Depositor and Beneficiary.

(o)	Regulations. All Parties are responsible for and warrant—to the extent of their individual actions or omissions—compliance with all applicable laws, rules and regulations, including but not limited to: customs laws; import; export and re-export laws; and government regulations of any country from or to which the Deposit Material may be delivered in accordance with the provisions of this Agreement.

(p)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(q)	Survival. Sections 6 (Term and Termination), 7 (General Indemnity), 8 (Warranties), 10 (Confidential Information), 11 (Limitation of Liability), 12 (Consequential Damages Waiver), and 13 (General) of this Agreement shall survive termination of this Agreement or any Exhibit attached hereto.

NOTE: SIGNATURE BLOCKS AND AUTHORIZED PERSONS/NOTICES TABLE FOLLOW ON THE NEXT PAGE

The Parties agree that this Agreement is the complete agreement between the Parties hereto concerning the subject matter of this Agreement and replaces any prior or contemporaneous oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. Each of the Parties herein represents and warrants that the execution, delivery, and performance of this Agreement has been duly authorized and signed by a person who meets statutory or other binding approval to sign on behalf of its business organization as named in this Agreement. This Agreement may only be modified by mutual written agreement of the Parties.

Note: If contracting electronically via the online portal, clicking the “I Accept” button displayed as part of the ordering process, evidences agreement to the preceding terms and conditions (the ‘Agreement”). If you are entering into this Agreement via the online portal on behalf of a company or other legal entity, you represent that you have the authority to bind such entity to these terms and conditions, in which case the terms “you” or “your” shall refer to such entity. If you do not have such authority, or if you do not agree with these terms and conditions, you must select the “I Decline” button.

DEPOSITOR		BENEFICIARY

.1 SIGNATURE:	/s/ Daniel Fisher	.2 Signature:	/s/ Brian Berchtold
PRINT NAME:	Daniel Fisher	PRINT NAME:	Brian Berchtold
TITLE:	President	TITLE:	CEO
DATE:	March 30, 2006	DATE:	March 30, 2006
EMAIL ADDRESS	dfisher@biozonelabs.com	EMAIL ADDRESS:	bberchtold@alcis.com

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.

.3 Signature:
PRINT NAME:
TITLE:
DATE:
EMAIL ADDRESS:	ipmcontracts@ironmountain.com

AUTHORIZED PERSONS/NOTICES TABLE

Please provide the name and contact information of the Authorized Persons under this Agreement. All Notices will be sent to these individuals at the addresses set forth below.

DEPOSITOR

AUTHORIZED PERSON(S)/NOTICES TABLE

Please provide the name(s) and contact information of the Authorized Person(s) under this Agreement. All Notices will be sent electronically and/or through regular mail to the appropriate address set forth below.

PRINT NAME:	Dan Fisher	PRINT NAME:	Dr. Brian Keller
TITLE:	President	TITLE:	Executive Vice President
EMAIL ADDRESS	dfisher@biozonelabs.com	EMAIL ADDRESS	bkeller@biozonelabs.com
STREET ADDRESS 1	580 Garcia Ave.	STREET ADDRESS 1	580 Garcia Ave.
PROVINCE/CITY/STATE	Pittsburg, CA	PROVINCE/CITY/STATE	Pittsburg, CA
POSTAL/ZIP CODE	94565	POSTAL/ZIP CODE	94565
PHONE NUMBER	925-473-2215	PHONE NUMBER	925-473-1000
FAX NUMBER	925-472-1001	FAX NUMBER	925-472-1001

BENEFICIARY

AUTHORIZED PERSON(S)/NOTICES TABLE

Please provide the name(s) and contact information of the Authorized Person(s) under this Agreement. All Notices will be sent electronically and/or through regular mail to the appropriate address set forth below.

PRINT NAME:	BRIAN BERCHTOLD	PRINT NAME:	Mark Lemma
TITLE:	CEO	TITLE:	CFO
EMAIL ADDRESS	bberchtold@alcis.com	EMAIL ADDRESS	mlemma@alcis.com
STREET ADDRESS 1	560 W. Winchester Blvd, 5th Flr	STREET ADDRESS 1	560 W. Winchester Blvd, 5th Flr
PROVINCE/CITY/STATE	San Jose, CA	PROVINCE/CITY/STATE	San Jose, CA
POSTAL/ZIP CODE	95128	POSTAL/ZIP CODE	95128
PHONE NUMBER	408-236-7525	PHONE NUMBER	408-236-7525
FAX NUMBER	408-572-5601	FAX NUMBER	408-572-5601

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.

All notices should be sent to ipmcontracts@ironmountain.com OR Iron Mountain, Attn: Contract Administration, 2100 Norcross Parkway, Suite 150, Norcross, Georgia, 30071, USA.

EXHIBIT A Escrow Service Work Request

Deposit Account Number:

SERVICE Check box (es) to order service	SERVICE DESCRIPTION	ONE-TIME FEES	ANNUAL FEES	PAYING PARTY Check box to identify the Paying Party for each service below.
☒ Add and Manage New Escrow Account	Iron Mountain will open a new escrow deposit account that includes a minimum of one (1) Depositor and one (1) complete set of Deposit Material. All Deposit Material will be securely stored in controlled vaults that are owned and/or operated by Iron Mountain. Account services include unlimited deposits, electronic vaulting, access to Iron Mountain Connect™ Escrow Management Center for secure online account management and submission of electronic Work Requests, and secure destruction of deposit materials upon account termination.	$1,050	$950	☐ Depositor - OR - ☒ Beneficiary

	Iron Mountain will assign a Client Manager for each escrow account. These Managers will provide client training from time to time to facilitate secure Internet access to escrow account(s). Assigned Managers will also ensure timely fulfillment of client Work Requests (e.g., deposit updates, new beneficiary enrollment) and communication of status.

☐ Add Deposit Tracking Notification	Iron Mountain will send periodic notices to Depositor and/or Beneficiary related to Deposit Material as specified within the terms of the agreement	N/A	$350	☐ Depositor - OR - ☐ Beneficiary

☒ Add Beneficiary	Iron Mountain will fulfill a Work Request to add a new Beneficiary to an escrow account, where possible, and provide notice as appropriate to all relevant Parties.	N/A	$650	☐ Depositor - OR - ☒ Beneficiary

☐ Add Initial Verification of Deposit Material	Iron Mountain will fulfill a Work Request to perform initial Verification Services, which includes a final report sent to Client, on Deposit Material to ensure consistency between Depositor’s representations (i.e., Exhibit B and Supplementary Questionnaire) and stored Deposit Material. For a more detailed description see Verification Services Options below.	N/A	$800	☐ Depositor - OR - ☐ Beneficiary

☐ Add Custom Verification of Deposit Material	Iron Mountain will fulfill a Work Request to perform one or more levels of custom Verification Services, which includes a final report sent to Client, on Deposit Material. Client and Iron Mountain will agree on a custom Statement of Work (“SOW”) prior to the start of fulfillment. For a more detailed description see Verification Services Options below.	Custom Quote Based on SOW	Custom Quote Based on SOW	☐ Depositor - OR - ☐ Beneficiary

☐ Add Dual Vaulting	Iron Mountain will fulfill a Work Request to store deposit materials in one additional location as defined within the Service Agreement. Duplicate storage request may be in the form of either physical media or electronic storage.	N/A	$500	☐ Depositor - OR - ☐ Beneficiary

☐ Release Deposit Material	Iron Mountain will process a Work Request to release Deposit Material by following the specific procedures defined in Exhibit C “Release of Deposit Materials” the Escrow Service Agreement.	$500	N/A	☐ Depositor - OR - ☐ Beneficiary

☐ Add Custom Services	Iron Mountain will provide its Escrow Expert consulting based on a custom SOW mutually agreed to by all Parties.	$150/hour	N/A	☐ Depositor - OR - ☐ Beneficiary

☐ Delete Account	Iron Mountain will fulfill a Work Request to terminate an existing escrow account by providing notice to all Parties to the Agreement, removing Deposit Material from the vault and then either securely destroying or returning the Deposit Material via commercial express mail carrier as instructed. All accrued Services Fees must be collected by Iron Mountain prior to completing fulfillment to terminate an existing escrow account.	No Charge	No Charge	No Charge

☐ Replace/Delete Deposit Materials	Iron Mountain will replace/delete deposit material in accordance with the terms of the agreement. Materials will be returned as directed by depositor or destroyed using Iron Mountain Secure Shredding	No Charge	No Charge	No Charge

Upon Escrow Service Agreement execution, please provide your initials below in the appropriate location to indicate your acceptance of this Escrow Services Work Request inclusive of agreed Services pricing and indication of which Party is financially responsible for payment of specific Services.

DEPOSITOR INITIALS	BENEFICIARY INITIALS

Note: Clients may submit Work Requests electronically through their escrow account online OR may complete this form along with any other supporting exhibits required and email and/or fax this Work Request to their assigned Client Manager at Iron Mountain for fulfillment.

VERIFICATION SERVICES OPTIONS

1.	Initial Verification - Consistency.

1.1.	Iron Mountain shall perform an initial verification (“Initial Verification”) of the Deposit Material upon receipt of the first deposit and for each update. To help perform this evaluation, Iron Mountain will examine the Exhibit B, and request that the Depositor complete an Escrow Deposit Questionnaire. Iron Mountain will then analyze the Escrow Deposit Questionnaire and Exhibit B, prepare and deliver a report to Depositor and Beneficiary containing its finding(s) and opinion(s) as to the Deposit consistency based on the information supplied. Iron Mountain’s report will include information regarding:

1.1.1.	The hardware and software configuration(s) needed to read the Deposit Material media associated with the Exhibit B;

1.1.2.	The software needed to interpret the data read from the media (i.e. Zip, tar, cvs type files); and

1.1.3.	The hardware and software configurations needed to compile the software product defined by the Exhibit B.

1.2.	Iron Mountain’s Systems Analysts will also be available to discuss the Initial Verification’s technical consistency evaluation and other deposit verification issues. Iron Mountain’s higher levels of verification address issues of readability, inventory, ability to be compiled or other testing as requested by a Party.

2.	Level One (1) - Inventory.

2.1.	This series of verification tests provides insight into whether the necessary information required to recreate the Depositor’s development environment has been properly stored in escrow. These tests detect errors that often inhibit effective use of the escrow deposit.

2.2.	Steps include: Analyzing deposit media readability, virus scanning, developing file classification tables, identifying the presence/absence of build instructions, and identifying materials required to recreate the Depositor’s software development environment.

2.3.	Deliverables: At completion of testing, Iron Mountain will distribute a report to Beneficiary detailing Iron Mountain’s investigation. This report will include build instructions, file classification tables and listings. In addition, the report will list required software development materials, including, without limitation, required source code languages and compilers, third-Party software, libraries, operating systems, and hardware, as well as Iron Mountain’s analysis of the deposit. When identifying materials required to re-create Depositor’s software development environment, Iron Mountain will rely on information provided in Depositor’s completed questionnaire (obtained via a Iron Mountain verification representative) and/or information gathered during Iron Mountain’s testing experience.

3.	Level Two (2) – Build.

3.1.	This series of tests includes a standard effort to compile the Deposit Material and build executable code.

3.2.	Steps include: Recreating the Depositor’s software development environment, compiling source files and modules, linking libraries and recreating executable code.

3.3.	Deliverables: Iron Mountain will provide a report detailing the steps necessary to recreate the software/hardware development environment, problems encountered with testing, and Iron Mountain’s analysis of the deposit.

4.	Level Three (3) - Validation.

4.1.	Level III verification consists of testing the functionality of the compiled Deposit Material (in a production setting or similar environment) and can be accomplished through one of the following three options:

4.1.1.	Option A – With the Depositor’s approval, executables created by Iron Mountain during Level II testing are provided to the Beneficiary for functionality testing.

4.1.2.	Option B – The Beneficiary provides Iron Mountain with a copy of its licensed executables. Iron Mountain compares the executables created during Level II testing with the licensed executables and provides a comparison report to all Parties.

4.1.3.	Option C – Iron Mountain recreates the runtime environment for the licensed technology and installs the executables created during the Level II testing into that environment. (The environment is generally “scaled down” from the actual live environment.) Iron Mountain then runs test scripts supplied by the Beneficiary and provides a report of the test results to all Parties. This may require Depositor approval.

4.1.4.	Services may be provided by Iron Mountain or individuals or organizations employed by or under contract with Iron Mountain, at the discretion of Iron Mountain.

EXHIBIT B

DEPOSIT MATERIAL DESCRIPTION

COMPANY NAME:                                  ALCIS HEALTH, INC.                              ESCROW ACCOUNT NUMBER:

DEPOSIT NAME                          AND DEPOSIT VERSION                      (Deposit Name will appear in account history reports)

DEPOSIT MEDIA (PLEASE LABEL ALL MEDIA WITH THE DEPOSIT NAME PROVIDED ABOVE)

MEDIA TYPE	QUANTITY	MEDIA TYPE	QUANTITY
☐ CD-ROM / DVD		☐ 3.5” Floppy Disk
☐ DLT Tape		☐ Documentation
☐ DAT Tape		☐ Hard Drive / CPU
☐ Circuit Board

	TOTAL SIZE OF TRANSMISSION (SPECIFY IN BYTES)	# OF FILES
☐ Internet File Transfer
☐ Other (please describe below):

DEPOSIT ENCRYPTION (Please check either “Yes” or “No” below and complete as appropriate)

Is the media or are any of the files encrypted?    ☐  Yes or    ☐  No

If yes, please include any passwords and decryption tools description below. Please also deposit all necessary encryption software with this deposit.

Encryption tool name	Version

Hardwarerequired

Softwarerequired

Other required information

DEPOSIT CERTIFICATION (Please check the box below to Certify and Provide your Contact Information)

☐ I certify for Depositor that the above described Deposit Material has been transmitted electronically or sent via commercial express mail carrier to Iron Mountain at the address below.	☐ Iron Mountain has inspected and accepted the above described Deposit Material either electronically or physically. Iron Mountain will notify Depositor of any discrepancies.

NAME:	NAME:

DATE:	DATE:

EMAIL ADDRESS:

TELEPHONE NUMBER:

FAX NUMBER:

Note: If Depositor is physically sending Deposit Material to Iron Mountain, please label all media and mail all Deposit Material with the appropriate Exhibit B via commercial express carrier to the following address:

Iron Mountain Intellectual Property Management, Inc.

Attn: Vault Administration

2100 Norcross Parkway, Suite 150

Norcross, GA 30071

Telephone: (770) 239-9200

Facsimile: (770) 239-9201

EXHIBIT C

Release Of Deposit materials

Deposit Account Number:

Iron Mountain will use the following procedures to process any Beneficiary Work Request to release Deposit Material.

1.	Release Conditions. Depositor and Beneficiary agree that Iron Mountain will provide notice via electronic mail and/or regular mail to the Depositor if a Beneficiary under this Agreement submits a Deposit Material release Work Request based on one or more of the following conditions (defined as “Release Conditions”):

(i)	Breach of the License Agreement by the Depositor for the Deposit Material covered under this Agreement; or

(ii)	Failure of the Depositor to function as a going concern or operate in the ordinary course; or

(iii)	Depositor is subject to voluntary or involuntary bankruptcy.

2.	Release Work Request. A Beneficiary may submit a Work Request to Iron Mountain to release the Deposit Material covered under this Agreement. Iron Mountain will send a written notice of this Beneficiary Work Request within five (5) business days to the authorized Depositor representative(s).

3.	Contrary Instructions. From the date Iron Mountain mails written notice of the Beneficiary Work Request to release Deposit Material covered under this Agreement, Depositor representative(s) shall have ten (10) business days to deliver to Iron Mountain contrary instructions (“Contrary Instructions”). Contrary Instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured. Contrary Instructions shall be on company letterhead and signed by an authorized Depositor representative. Upon receipt of Contrary Instructions, Iron Mountain shall send a copy to an authorized Beneficiary representative by commercial express mail. Additionally, Iron Mountain shall notify both Depositor representative(s) and Beneficiary representative(s) that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Iron Mountain will continue to store Deposit Material without release pending (i) joint instructions from Depositor and Beneficiary that accept release of Deposit Material; or (ii) dispute resolution pursuant to the Disputes provisions of this Agreement; or (iii) receipt of an order from a court of competent jurisdiction.

4.	Release of Deposit Material. If Iron Mountain does not receive Contrary Instructions from an authorized Depositor representative, Iron Mountain is authorized to release Deposit Material to the Beneficiary or, if more than one Beneficiary is registered to the deposit, to release a copy of Deposit Material to the Beneficiary. Iron Mountain is entitled to receive any uncollected Service fees due Iron Mountain from the Beneficiary before fulfilling the Work Request to release Deposit Material covered under this Agreement. This Agreement will terminate upon the release of Deposit Material held by Iron Mountain.

5.	Right to Use Following Release. Beneficiary has the right under this Agreement to use the Deposit Material for the sole purpose of continuing the benefits afforded to Beneficiary by the License Agreement. Notwithstanding, the Beneficiary shall not have access to the Deposit Material unless there is a release of the Deposit Material in accordance with this Agreement. Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Material.

EXHIBIT Q

Escrow Deposit Questionnaire

Introduction

From time to time, technology escrow beneficiaries may exercise their right to perform verification services. This is a service that Iron Mountain provides for the purpose of validating relevance, completeness, currency, accuracy and functionality of deposit materials.

Purpose of Questionnaire

In order for Iron Mountain to determine the deposit material requirements and to quote fees associated with verification services, a completed deposit questionnaire is requested. It is the responsibility of the escrow depositor to complete the questionnaire.

Instructions

Please complete the questionnaire in its entirety by answering every question with accurate data. Upon completion, please return the completed questionnaire to the beneficiary asking for its completion, or e-mail it to Iron Mountain Technology Escrow Services to the attention of Shane Ryan at shaneryan@ironmountain.com.

Escrow Deposit Questionnaire

General Description

1.	What is the general function of the software to be placed into escrow?

2.	On what media will the source code be delivered?

3.	What is the size of the deposit in megabytes?

Requirements for the Execution of the Software Protected by the Deposit

1.	What are the system hardware requirements to successfully execute the software? (memory, disk space, etc.)

2.	How many machines are required to completely set up the software?

3.	What are the software and system software requirements, to execute the software and verify correct operation?

Requirements for the Assembly of the Deposit

1.	Describe the nature of the source code in the deposit. (Does the deposit include interpreted code, compiled source, or a mixture? How do the different parts of the deposit relate to each other?)

2.	How many build processes are there?

3.	How many unique build environments are required to assemble the material in the escrow deposit into the deliverables?

4.	What hardware is required for each build environment to compile the software? (including memory, disk space, etc.)

5.	What operating systems (including versions) are used during compilation? Is the software executed on any other operating systems/version?

6.	How many separate deliverable components (executables, share libraries, etc.) are built?

7.	What compilers/linkers/other tools (brand and version) are necessary to build the application?

8.	What, if any, third-party libraries are used to build the software?

9.	How long does a complete build of the software take? How much of that time requires some form of human interaction and how much is automated?

10.	Do you have a formal build document describing the necessary steps for system configuration and compilation?

11.	Do you have an internal QA process? If so, please give a brief description of the testing process.

12.	Please list the appropriate technical person(s) Iron Mountain may contact regarding this set of escrow deposit materials.

Please provide your contact information below:

Name:
Telephone:
Company:
Address:
City, State	Postal Code
Country:
E-mail:

For additional information about Iron Mountain Technical Verification Services, please contact

Shane Ryan at 978-667-3601 ext. 100 or by e-mail at mailto: shaneryan@ironmountain.com.

www.ironmountain.com

AMENDMENT TO LICENSE AND MANUFACTURING AGREEMENT

THIS AMENDMENT TO LICENSE AND MANUFACTURING AGREEMENT (“Amendment”) is made and entered into as of September 28, 2005 (the “Amendment Effective Date”), by and among BioZone Laboratories, Inc., a corporation formed under the laws of the State of California or its assigns (individually and collectively, “BioZone”), and Alcis Health, Inc., a corporation formed under the laws of the California (“Alcis”). Except as noted below, the License and Manufacturing Agreement (“Agreement”), dated August 17, 2005, between the parties shall remain in full force and effect.

NOW THEREFORE, in consideration of the representations and warranties, covenants and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

A.	Section 3.5(a) shall be amended and replaced in its entirety with the following:

(a) Prior to October 31, 2005, the parties shall enter into a Three-Party Escrow Service Agreement (“Escrow Agreement”) in a form substantially similar to that attached as Schedule 3.5, or as otherwise agreed. The Escrow Agent and Escrow Agreement shall be subject to the reasonable satisfaction of the parties. BioZone utilizes certain proprietary Technology, formulas and manufacturing processes in the manufacture of some or all of the Licensed Product, including but not limited to Technologies identified in Schedule 1.16. The availability of BioZone’s Technology is essential to ALCiS in the conduct of its business and, therefore, the parties agree that ALCiS shall be permitted access to BioZone’s Technology and proprietary information under certain circumstances. Unless as otherwise permitted by this Agreement, ALCiS’ access to BioZone’s Technology and the production formulas and manufacturing processes utilized in the manufacture of the Products shall be governed by the terms and conditions of the Escrow Agreement attached hereto as Schedule 3.5. Pursuant to the Escrow Agreement, BioZone shall deposit the Technology, know-how, formulations and manufacturing processes related to the Licensed Product into an escrow account for ALCiS’ benefit. The escrow deposit materials shall contain all formulas, Technology, know-how, instructions and other information sufficient to enable ALCiS to manufacture the Licensed Product internally or through an alternate supplier, including but not limited to the following information for each Licensed Product: (i) Master Batch Record; (ii) Certificate of Analysis; (iii) Product Specification Sheet; and (iv) a Certificate of Analysis for each raw material (hereafter collectively referred to as the “Deposit Materials”).

B.	Section 4.1 of the Agreement shall be amended and replaced in its entirety with the following:

4.1 Initial Payment. ALCiS shall pay BioZone :

(a)	Four hundred thousand U.S. Dollars (US$400,000), which shall be characterized as Prepaid Royalties, and shall be nonrefundable and paid as follows:

a.	$100,000 by November 15, 2005;

b.	$300,000 by December 31, 2005.

(b)	Four hundred thousand (400,000) shares of ALCiS Common Stock by January 31, 2006 or upon completion of the Company’s financing activities, whichever is earlier, which shall carry rights equivalent to those of the Common Stock held by the founders of ALCiS.

(c)	Ten thousand (10,000) warrants at $2.00 per share, for purchase of ALCiS Common Stock, each month commencing October 1, 2005 until the payment in 4.1(a) is completed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

ALCIS HEALTH, INC.		BIOZONE LABORATORIES, INC.

By:	/s/ James F. Landrum, Jr.	By:	/s/ Daniel Fisher
	James F. Landrum, Jr.		Daniel Fisher
	Chief Executive Officer		President

SECOND AMENDMENT TO LICENSE AND MANUFACTURING AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AND MANUFACTURING AGREEMENT (“Second Amendment”) is made and entered into as of December 27, 2005 (the “Second Amendment Effective Date”), by and among BioZone Laboratories, Inc., a corporation formed under the laws of the State of California or its assigns (individually and collectively, “BioZone”), and Alcis Health, Inc., a corporation formed under the laws of the California (“Alcis”). Except as noted below, the License and Manufacturing Agreement (“Agreement”), dated August 17, 2005, between the parties shall remain in full force and effect. The Amendment dated September 28, 2005 between the parties shall have no further force or effect, and shall be replaced in its entirety by this Second Amendment.

NOW THEREFORE, in consideration of the representations and warranties, covenants and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

C.	Section 3.5(a) of the Agreement shall be amended and replaced in its entirety with the following:

(a) Prior to January 15, 2006, the parties shall enter into a Three-Party Escrow Service Agreement (“Escrow Agreement”) in a form substantially similar to that attached as Schedule 3.5, or as otherwise agreed. The Escrow Agent and Escrow Agreement shall be subject to the reasonable satisfaction of the parties. BioZone utilizes certain proprietary Technology, formulas and manufacturing processes in the manufacture of some or all of the Licensed Product, including but not limited to Technologies identified in Schedule 1.16. The availability of BioZone’s Technology is essential to ALCiS in the conduct of its business and, therefore, the parties agree that ALCiS shall be permitted access to BioZone’s Technology and proprietary information under certain circumstances. Unless as otherwise permitted by this Agreement, ALCiS’ access to BioZone’s Technology and the production formulas and manufacturing processes utilized in the manufacture of the Products shall be governed by the terms and conditions of the Escrow Agreement attached hereto as Schedule 3.5. Pursuant to the Escrow Agreement, BioZone shall deposit the Technology, know-how, formulations and manufacturing processes related to the Licensed Product into an escrow account for ALCiS’ benefit. The escrow deposit materials shall contain all formulas, Technology, know-how, instructions and other information sufficient to enable ALCiS to manufacture the Licensed Product internally or through an alternate supplier, including but not limited to the following information for each Licensed Product: (i) Master Batch Record; (ii) Certificate of Analysis; (iii) Product Specification Sheet; and (iv) a Certificate of Analysis for each raw material (hereafter collectively referred to as the “Deposit Materials”).

D.	Section 4.1 of the Agreement shall be amended and replaced in its entirety with the following:

4.1	Initial Payment. ALCiS shall pay BioZone :

(a)	Four hundred thousand U.S. Dollars (US$400,000), which shall be characterized as Prepaid Royalties, and shall be nonrefundable and paid as follows:

i.	$100,000 by November 15, 2005;

ii.	$300,000 by June 30, 2006, payable at a rate of $50,000 per month on the last day of each month for six (6) months, commencing with the first payment on January 31, 2006.

(b)	Four hundred thousand (400,000) shares of ALCiS Common Stock by January 31, 2006 or upon completion of the Company’s financing activities, whichever is earlier, which shall carry rights equivalent to those of the Common Stock held by the founders of ALCiS.

(c)	Ten thousand (10,000) warrants at $2.00 per share, for purchase of ALCiS Common Stock, each month commencing October 1, 2005 until the payment in 4.1(a) is completed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

ALCIS HEALTH, INC.		BIOZONE LABORATORIES, INC.

By:	/s/ James F. Landrum, Jr.	By:	/s/ Daniel Fisher
	James F. Landrum, Jr.		Daniel Fisher
	Chief Executive Officer		President